     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 1997
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             VISION SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              7372                             33-0601147
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                             2600 MICHELSON DRIVE,
                            IRVINE, CALIFORNIA 92612
                                 (714) 724-5455
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               ROBERT J. ZWERLING
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             VISION SOLUTIONS, INC.
                              2600 MICHELSON DRIVE
                            IRVINE, CALIFORNIA 92612
                                 (714) 724-5455
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                 NICK E. YOCCA, ESQ.                                ROBERT H. WERBEL, ESQ.
                  K.C. SCHAAF, ESQ.                                  GUY N. MOLINARI, ESQ.
               DOUGLAS P. FEICK, ESQ.                                WERBEL & CARNELUTTI,
         STRADLING, YOCCA, CARLSON & RAUTH,                       A PROFESSIONAL CORPORATION
             A PROFESSIONAL CORPORATION                           711 FIFTH AVENUE, 5TH FLOOR
        660 NEWPORT CENTER DRIVE, SUITE 1600                       NEW YORK, NEW YORK 10022
           NEWPORT BEACH, CALIFORNIA 92660                              (212) 832-8300
                   (714) 725-4000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================

                    TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
                  SECURITIES TO BE REGISTERED                        OFFERING PRICE(1)      REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)................................         $31,740,000                $9,619
================================================================================================================

(1) Includes shares of Common Stock (aggregate offering price of $4,140,000) which may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      SUBJECT TO COMPLETION MARCH 14, 1997
PROSPECTUS

                                2,300,000 SHARES

                         [VISION SOLUTIONS, INC. LOGO]

                             VISION SOLUTIONS, INC.
                                  COMMON STOCK

     All the 2,300,000 shares of common stock, $0.001 par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Vision Solutions, Inc. ("Vision" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $10.00 and $12.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price.

     Application has been made for the quotation of the Company's Common Stock on the Nasdaq National Market under the symbol "VISI", subject to official notice of issuance.
                            ------------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                                    FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=================================================================================================
                                                           UNDERWRITING
                                        PRICE TO           DISCOUNT AND          PROCEEDS TO
                                         PUBLIC            COMMISSION(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------
  Per Share.......................           $                   $                    $
-------------------------------------------------------------------------------------------------
  Total(3)........................           $                   $                    $
=================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses payable by the Company estimated at $850,000.

(3) Certain selling stockholders (the "Selling Stockholders") have granted the Underwriters a 30-day option to purchase up to 345,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. See "Underwriting." If all such shares are purchased, the total Price to Public, Underwriting Discount and Commission, Proceeds to Company and proceeds to Selling Stockholders will be
    $          , $          , $          and $          , respectively.

                            -----------------------------

         The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the certificates for the Common Stock will be made at the offices of Allen & Company Incorporated, 711 Fifth
    Avenue, New York, New York 10022, on or about             , 1997.

                            -----------------------------

    ALLEN & COMPANY                                              COWEN & COMPANY
     INCORPORATED

               THE DATE OF THIS PROSPECTUS IS             , 1997

[TEXT OF INSIDE FRONT COVER.]

     PREPARE TO GROW. The dependence on computers for the operation and management of businesses has placed increasing demands on the performance, availability and reliability of information systems. The fact is, if computers go down, so do businesses.

     Vision Solutions develops, implements and supports replication and data transportation technology that keeps IBM AS/400 users on line, all the time. By simultaneously protecting and distributing data, Vision Solutions enables continuous information systems availability, performance and scalability.

     DATA AVAILABILITY IS A NECESSITY. Keeping data accessible and secure is the key to a successful enterprise. The phrase "High Systems Availability," or HSA, describes the combined characteristics of fault tolerance, disaster recovery, data protection, system and data management, workload distribution and scalability. The need for HSA has grown tremendously now that 24-hour operations, international distribution and up-to-the-minute information are the standard for business.

     Vision Solutions' replication software offers the highest level of availability in a multi-system environment. Further, we've expanded our technology to provide Tiered Network Technology architecture, which combines HSA with virtually unlimited system scalability.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

[TEXT OF INSIDE FOLD OUT]

OTHER ADVANTAGES OF VISION SOLUTIONS TECHNOLOGY

     - Files can be mirrored in multiple directions to multiple systems

     - Data replication direction may be reversed

     - Selectable automatic or manual source/target system role swapping

     - Validity checking ensures data integrity

     - Validity checking ensures data. Electronic Customer Support provides on-line assistance

     - Network control

     - Recovery control

     - Scalability

     - Large transaction volume throughput

       [Artwork consists of an illustration of a typical TNT network of AS/400 computers.]

      SAM/400 SYSTEM AVAILABILITY MONITOR

        [Artwork consists of an illustration of the operation of the Company's
                                   SAM/400 product.]

     EXTENDING THE POWER OF THE AS/400. Vision Solutions extends the power and functionality of the AS/400. The constant flow of information is achieved by mirroring objects in near real-time from a "source" AS/400 to a "target" AS/400. Updates are constantly tracked and verified on the "source." The result is greater system efficiency, data integrity, high systems availability and, with our Tiered Network Technology, virtually unlimited network scalability.

     VISIONSUITE. Our VisionSuite software replicates data to multiple sites in near real time to ensure operation 24 hours per day, seven days per week. The suite comprises three software modules:

     VISION OMS/400 OBJECT MIRRORING SYSTEM

          - Maintains duplicate databases through near real-time data mirroring

          - Mirrors database files, data areas and data queues

          - Supports IBM's Opti-Connect/400 high-speed fiber optic connection and all other AS/400 protocols.

VISION ODS/400 OBJECT DISTRIBUTION SYSTEM

          - Automated near real-time distribution and backup of software configurations/changes, programs and documents.

          - Supports IBM's OptiConnect/400 high-speed fiber optic connection and all other AS/400 protocols.

SAM/400 SYSTEM AVAILABILITY MONITOR

          - Monitors for primary system failures

          - Automatically switches to secondary system for continuous availability

   [Artwork is an illustration of the Company's products operating on AS/400 systems.]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (the "Financial Statements") included elsewhere in this Prospectus. Prospective investors should consider carefully the information discussed under "Risk Factors."

                                  THE COMPANY

     The Company develops, markets, implements and supports software that enables the continuous availability of mission critical applications and data on midrange computer platforms. Continuous availability or High Systems Availability ("HSA") software substantially eliminates business interruptions caused by unscheduled downtime due to system failures, natural disasters and human error and scheduled downtime including systems maintenance and upgrades. HSA applications also substantially eliminate computer system unavailability and performance degradation caused by capacity constraints. The data protection and systems availability provided by HSA solutions are required to operate mission critical applications which manage core functions such as manufacturing, distribution, order processing, sales automation, customer satisfaction, reservations and finance. These mission critical applications require the availability of real-time data and systems 24 hours per day, seven days per week. This need is exacerbated by the increased use of the Internet to access mission critical applications.

     The consequences of business interruptions and system unavailability can be devastating and include lost transactions, data corruption, customer dissatisfaction and lost productivity from idled employees and production equipment. If business interruptions are long or frequent, they may result in significant losses and ultimately in business failure. For example, IBM's AS/400 Dynamics magazine estimates the average time to restore operations after a disaster is three to five days and that a typical retail brokerage would lose approximately $6 million per hour of system downtime. Because all computer systems eventually fail, and the timing and duration of such failures are unpredictable, effective HSA solutions must address all causes of system downtime and unavailability and require fault tolerance, disaster recovery, data protection, systems and data management, work-load distribution and scalability.

     The Company's comprehensive HSA solution, Vision Suite, which is currently available for IBM AS/400 computers, utilizes the Company's proprietary replication and data transportation technology to provide all of the required components of an effective HSA solution. Vision Suite enables continuous availability of midrange computer systems and protection of all data 24 hours per day, seven days per week. The Company's Vision Suite also serves as the foundation to the Company's Tiered Network Technology architecture which enables the clustering of AS/400s to deliver the scalability, availability and reliability of mainframe computers at a fraction of the cost. The Company has extended the utility of its core replication and data transportation technology to include Internet isolation and data protection, data transportation for data warehouses and single system data protection. In addition, the Company is currently developing its HSA software to accommodate the Windows NT and UNIX platforms.

     The Company's products and services are marketed and sold in the United States through the Company's direct sales force and a network of business partners and distributors, including IBM Corporation ("IBM"). The Company's international sales, which comprised 22.8% of total revenue in 1996, are facilitated through a network of business partners and distributors, which also includes IBM. The Company's customers cover a diverse group of industries and include major corporations such as The Upjohn Company, The Chase Manhattan Bank, N.A., IBM, United Parcel Service and Toyota Motor Sales, U.S.A.

     The Company was founded in December 1991 as a partnership and incorporated in California in December 1993 under the name Midrange Information Systems, Inc. The Company changed its name to Vision Solutions, Inc. in August 1996. The Company's headquarters and principal place of business is located at 2600 Michelson Drive, 11th Floor, Irvine, California 92612, and its telephone number is (714) 724-5455.

                                  THE OFFERING

Common Stock offered.............................  2,300,000 shares
Common Stock to be outstanding after the
  Offering.......................................  8,853,710 shares(1)
Use of proceeds..................................  The Company intends to use the net proceeds of the
                                                   Offering to expand sales and marketing activities,
                                                   to fund product development, to repay the
                                                   outstanding amount under its bank line of credit and
                                                   for general corporate purposes, including working
                                                   capital. See "Use of Proceeds."
Proposed Nasdaq National Market symbol...........  VISI

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           PREDECESSOR(2)                COMPANY
                                                           ---------------      -----------------------------
                                                             YEAR ENDED
                                                            DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                                           ---------------     -----------------------------
                                                           1992      1993       1994       1995       1996
                                                           ----     ------     ------     ------     -------
STATEMENT OF OPERATIONS DATA:
Total revenue............................................  $535     $1,015     $2,061     $4,480     $10,180
Gross profit.............................................   317        640      1,100      3,267       8,804
Income (loss) from operations............................   157        169        (42)       125         426
Net income (loss)........................................   157        170        (46)       130         142
Pro forma net income(3)..................................                                                243
Pro forma net income per share(3)........................                                            $  0.04
Weighted average common shares(3)........................                                              6,303

                                                                                    DECEMBER 31, 1996
                                                                                -------------------------
                                                                                ACTUAL     AS ADJUSTED(4)
                                                                                ------     --------------
BALANCE SHEET DATA:
Cash and cash equivalents and short term investments..........................  $1,697        $ 23,760
Working capital...............................................................   1,205          23,884
Total assets..................................................................   7,443          29,506
Line of credit................................................................     616              --
Capital lease obligations, net of current portion.............................     154             154
Total stockholders' equity....................................................   2,725          25,404

---------------
(1) Excludes 267,840 shares of Common Stock issuable pursuant to the exercise of stock options outstanding as of March 12, 1997, at a weighted average exercise price of $7.84 per share, none of which is exercisable. See "Management -- Employee Benefit Plans" and Note 9 of Notes to Financial Statements.

(2) During the years ended December 31, 1992 and 1993, the Company's predecessor was a partnership and the selected Statement of Operations Data and Balance Sheet Data for the years ended December 31, 1992 and 1993 were accounted for on a cash basis.

(3) During fiscal year 1996, the Company terminated its Subchapter S corporation status. Pro forma net income and pro forma net income per share have been determined as if the Company had been taxed as a C corporation assuming that the effective tax rate was in effect for the entire year. See Note 1 of Notes to Financial Statements for information regarding the calculation of Pro forma net income per share.

(4) Adjusted to reflect the sale by the Company of 2,300,000 shares of Common Stock at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

    Unless otherwise indicated, all information contained in this Prospectus (i) assumes the Underwriters' over-allotment option has not been exercised, (ii) assumes any outstanding options to purchase shares of Common Stock have not been exercised, and (iii) assumes the reincorporation of the Company from California to Delaware and the associated changes in the Company's charter documents and related matters to be approved by the Company's stockholders in connection with the reincorporation, which will occur prior to the closing of this Offering and pursuant to which 465 shares of Common Stock of the Company will be exchanged for each outstanding share of Common Stock of the predecessor California corporation.

    Object Mirroring System/400(TM), Object Distribution System/400(TM), System Availability Monitor/400(TM), Internet Proxy/400(TM), Vision (Data) Warehouse Interface/400(TM), Vision SOLO/400(TM), Tiered Network Technology(TM), Electronic Customer Support(TM), OMS/400(TM), ODS/400(TM), SAM/400(TM), IP/400(TM), VWI/400(TM), SOLO/400(TM), TNT(TM), ECS/400(TM) and the Company's logo are trademarks of the Company. This Prospectus also includes trademarks and logos of companies other than the Company.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock.

     History of Losses; Future Operating Results Uncertain. The Company has incurred net losses in all but two of the last eight quarters. Although the Company operated on a profitable basis for the quarter and the fiscal year ended December 31, 1996, there can be no assurance that the Company will be profitable on a quarterly or annual basis in the future. Many factors, including the Company's limited operating history and the relative immaturity of its market, together with the factors described under "-- Significant Fluctuations in Quarterly Results; Seasonality," make the prediction of future operating results impossible. The Company's past financial performance should not be considered indicative of future results. Although the Company has experienced revenue growth in recent periods, there can be no assurance that the Company's revenue will continue to increase or will not decrease. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Significant Fluctuations in Quarterly Results; Seasonality. The Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. Such fluctuations may be caused by many factors, including, but not limited to: the size and timing of individual orders; seasonality of revenue; lengthy sales cycles; delays in introduction of products or product enhancements by the Company or other third party providers of hardware; the need for additional hardware and components to enhance the benefits received from certain of the Company's products; competition and pricing in the software industry; market acceptance of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions by competitors; foreign currency exchange rate fluctuations; mix of products and services sold; and general economic conditions. The Company does not typically maintain a significant backlog of orders, and therefore, revenue for each quarter depends substantially on orders received and delivered in that quarter.

     The Company's sales cycle is typically three to six months, making timing of the Company's license fees difficult to predict and the Company's quarterly results difficult to forecast. The Company's expense levels are based in part on its forecasts of future revenue. Accordingly, since the majority of the Company's expenses are fixed in nature, the Company would not be able to quickly curtail expenses in response to a decline in revenue, and operating results for a given quarter would be adversely affected. Revenue for a given quarter is subject to significant variations, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that the Company will be profitable in the future or that future revenue and operating results will not be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected.

     The Company's business has experienced and is expected to continue to experience significant seasonal fluctuations in revenue, largely due to customer buying patterns. In recent years, the Company generally has experienced higher revenue in the second and fourth quarters, with the largest portion of revenue typically being recognized in the fourth quarter of each year. Consequently, the Company has historically realized lower revenue in the first and third quarters of each year than in the preceding fourth quarter, and the first and third quarters typically result in an operating loss. The Company believes this pattern will continue. The Company also expects to realize a loss in the second quarter of 1997 as a result of planned increases in operating expenses during this period in accordance with its annual operating plan and in anticipation of increased revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Uncertainty of Market Acceptance. Currently, the Company believes that only a few thousand of the approximately 400,000 AS/400 platforms that have been shipped are using some form of an HSA solution, and the general market acceptance of HSA solutions is uncertain. Market acceptance may depend upon a number of factors, including the effect on system performance, functionality, reliability, ease-of-use, customer support and price. In addition, market acceptance may depend upon the Company's ability to educate the market on the need for HSA solutions in general and the Company's products and services in particular. Because the market for the Company's products and services is relatively new and unproven, it is difficult to assess or predict with any assurance the growth rate and size of this market. If the market fails to develop or develops more slowly than expected, or if the Company's products and services do not achieve market acceptance, the Company's business, operating results and financial condition would be materially adversely affected. See "Business -- Industry Background."

     Management of Growth. The Company has recently experienced significant growth as total revenue has increased from approximately $2.1 million in 1994 to $10.2 million in 1996. This growth has placed, and is expected to continue to place, a significant strain on the Company's management, information systems and operations. The Company's ability to compete effectively and to manage future expansion of its operations will require the Company to continue to increase the sophistication of its financial, operating and management controls, accounting and reporting systems and procedures on a timely basis and effectively expand, train and manage its work force. The Company intends to recruit and hire additional management, sales and technical personnel. There can be no assurance that the Company will be able to continue to recruit sufficient managerial, sales and technical personnel, manage its growth and assimilate its new employees successfully. If the Company's management is unable to manage growth effectively and new employees are unable to achieve desired performance levels, the Company's business, operating results and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Principal Products. Substantially all of the Company's HSA products and services are designed for the AS/400 platform. The Company currently expects that revenue attributable to its AS/400 HSA software products, including maintenance and support services, will continue to account for a substantial portion of the Company's revenue in 1997 and the foreseeable future. The Company's future operating results depend upon the continued acceptance and usage of the AS/400 platform and the continued market acceptance of the Company's AS/400 HSA products and product enhancements. In the event the demand for and usage of the AS/400 platform decline or the Company's current or future competitors release new or enhanced products that have more advanced features, offer better performance or are more price competitive than the Company's products, demand for the Company's products could decline. A decline in the demand for, or market acceptance of, the AS/400 platform or the Company's AS/400 HSA products as a result of competition, technological advances or other factors would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products and Services."

     Dependence Upon Principal Customer. Revenue attributable to IBM for the fiscal year ended December 31, 1996 accounted for approximately 19.5% of the Company's total revenue. This revenue was received from seven divisions of IBM, none of which accounted for more than 5.7% of the Company's total revenue. The majority of the Company's revenue from IBM was attributable to purchases of the Company's products for resale under distribution agreements. While the Company believes that the IBM divisions operate independently, the loss of revenue from one or more of these divisions would have a material adverse effect on the Company's business, operating results and financial conditions. Should IBM incorporate one or more independently developed elements of HSA in the operating system for the AS/400, or otherwise develop products which are competitive with the Company's products, it is likely that revenue from IBM would decrease which would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Customers and "-- Competition."

New Products and Rapid Technological Advances. The market for the Company's products are characterized by rapid technological advances, evolving standards and changes in end-user requirements. The introduction of products embodying new technologies and the emergence of new standards could render the Company's existing products and products currently under development obsolete and unmarketable. The Company's future success will depend in part upon its ability to enhance its current products. In addition, the Company will be required to develop and sell new products that keep pace with technological advancements, respond to evolving end-user requirements and achieve market acceptance. There can be no assurance that the

Company will be successful in developing and marketing product enhancements or new products on a timely basis, if at all. Any failure to successfully develop and market product enhancements and new products would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Product Development."

     Dependence on Resellers and Expansion of Indirect Channels. In addition to its direct sales force, the Company relies on third party distributors and business partners for the marketing and distribution of its products, especially in the Company's international markets. There can be no assurance that the Company's distributors and business partners will give a high priority to the marketing of the Company's products or that they will continue to carry the Company's products, which could have a material adverse effect on the Company's business, operating results and financial condition. Further, there can be no assurance that the Company will retain any of its current distributors and business partners, nor can there be any assurance that, in such event, the Company will be successful in recruiting replacement organizations. An integral part of the Company's strategy is to develop further its channel of distributors and business partners and to increase the percentage of customers licensed through these indirect channels. There can be no assurance that the Company will be able to attract new distributors and business partners to expand its indirect channels who will be able to market the Company's products effectively and will be qualified to provide timely and cost effective customer support and service. Any changes in the Company's distribution channels or the inability to recruit new distributors and business partners could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Sales and Marketing."

     Lengthy Sales Cycle. The decision to license the Company's products generally requires the Company to provide a significant level of education to prospective customers regarding the uses and benefits of the Company's products, and the Company must frequently commit substantial pre-sales technical support to these prospective customers. In addition, the cost to the customer of the Company's software is often only a portion of the overall hardware, software, integration and training costs of implementing an HSA solution. The total cost of an HSA solution typically involves a significant commitment of capital and other resources, which may result in delays frequently associated with customers' internal procedures to approve large capital expenditures. For these and other reasons, the Company's sales cycle is lengthy, typically three to six months, making timing of the Company's license fees difficult to predict, and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, that are beyond the Company's control. See "Business -- Sales and Marketing."

     Dependence on Key Employees; Ability to Attract and Retain Personnel. Due to the specialized nature of the Company's business, the Company is highly dependent upon the continued services of, and upon its ability to attract and retain, qualified and experienced technical, marketing, sales and managerial personnel. In particular, the Company's success is dependent upon the services of key employees including Robert J. Zwerling, Christian F. Turner and David B. McLelland. The loss of their services, individually or in the aggregate, could have a material adverse effect on the Company's business, operating results and financial condition. The Company does not have in place "key person" life insurance policies on any of its employees. In addition, the Company's ability to install, maintain and enhance its HSA products and to develop new products for use with platforms other than the AS/400 is substantially dependent upon its ability to locate, hire and train additional qualified software engineers. There can be no assurance that the Company will be able to recruit such personnel. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. The inability to recruit successfully or the loss of a significant part of its product development, sales or technical staffs would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to retain its current personnel or that it will be able to attract, assimilate or retain other highly qualified technical, marketing, sales and managerial personnel in the future. See
"Business -- Employees" and "Management -- Directors and Executive Officers."

     Risks of Doing Business in International Markets. For 1994, 1995 and 1996, international revenue accounted for approximately 5.4%, 18.6% and 22.8%, respectively, of the Company's total revenue. The Company expects that international revenue will continue to account for an increasing percentage of the Company's total revenue for the foreseeable future. As a result, the Company is subject to various risks, including a greater difficulty administering business globally, compliance with multiple and potentially conflicting regulatory requirements such as export restrictions, differing tax structures, tariffs and other trade barriers, differences in intellectual property protection, longer accounts receivable cycles, greater difficulty in accounts receivable collection, seasonality due to the slow-down in European business activity during the Company's third quarter, currency exchange rate fluctuations, cultural differences in the conduct of business, repatriation of earnings and political and economic instability. If any of these risks materialize, they could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company's foreign sales are generally invoiced in United States dollars, and accordingly, the Company does not currently engage in foreign currency hedging transactions. However, as the Company continues to expand its international operations, the Company may be paid in foreign currencies and exposure to losses due to foreign currency exchange rate fluctuations may increase. The Company may choose to limit such exposure by the purchase of forward foreign exchange contracts or similar hedging strategies. There can be no assurance that any currency hedging strategy would be successful in avoiding exchange-related losses. In addition, if the relative value of the United States dollar in comparison to local currency of the Company's foreign customers should increase, the resulting effective price increase of the Company's products to such foreign customers could result in decreased sales which could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Third Party Software and Hardware. The Company's products use software products and computer hardware and equipment developed by other entities. Certain of the software development tools that are utilized by the Company and the operating system on which substantially all of the Company's current products function have been developed by IBM. There can be no assurance that IBM will continue to offer or support the AS/400 platform, including its software development tools and operating system, that the AS/400 platform will remain viable or that IBM will not significantly alter the pricing of its products and services in a manner adverse to the Company, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Some of the Company's products under development are intended to operate on the Windows NT and UNIX platforms. There can be no assurance that developers of Windows NT and UNIX platforms will continue to offer or support such platforms. If developers of Windows NT and UNIX platforms discontinue production of or fail to support such platforms, certain of the Company's products under development may not be commercially launched, or if launched, gain market acceptance. This could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products and Services."

     Competition. The information systems industry is highly competitive and rapidly changing. While the Company believes that it currently has only a limited number of primary competitors which offer products that are directly competitive to the Company's HSA products for the AS/400 market, the Company has numerous potential competitors, including IBM, with technical and other resources capable of developing competitive products. In particular, there can be no assurance that IBM will not incorporate one or more independently developed elements of HSA in its operating system for the AS/400. Further, there can be no assurance that competitors will not develop products that are competitive with the Company's products or that these products will achieve greater market acceptance due to more significant sales, marketing or product development resources. There can also be no assurance that suppliers of operating systems or information systems will not develop products that compete effectively in the Company's targeted markets. The Company's future success will depend, in part, upon its ability to increase sales in its targeted markets and continue to develop new products and product enhancements. The principal elements of competition in the Company's market include the effect on system performance, functionality, reliability, ease-of-use, customer support and price. While the Company believes that it competes favorably with respect to the foregoing elements, there can be no assurance that it will continue to do so.

     In HSA markets other than the AS/400 market, the Company faces a variety of potential competitors. Digital Equipment Corporation and IBM, among others, provide software based clustering solutions. Several smaller companies such as VERITAS Software Corporation have introduced backup and availability solutions. System management vendors such as Computer Associates International, Inc. also provide backup and availability components in their products. While the Windows NT market is still emerging, components such as backup and clustering are provided by companies such as VERITAS Software Corporation, Legato

Systems, Inc., Octopus and Tandem Computers Incorporated. In addition, Microsoft Corporation is a potential competitor, especially in clustering, through its Wolfpack initiative. The Company believes that it may also face competition in the AS/400, Windows NT and UNIX markets from mainframe storage and system management vendors such as EMC Corporation, BMC Software, Inc. and Computer Associates International, Inc. Additionally, database vendors such as Oracle Corporation, Sybase, Inc. and Informix Corporation incorporate certain HSA and data transportation components with their products. The Company also believes that the use of cross-platform technologies (i.e., replicating or propagating data between AS/400 and non-AS/400 platforms) will become an important competitive element and that the number of competitors offering cross-platform technologies will grow over the next several years. The Company anticipates that a potential source of such future competition may be from larger software, operating system and relational database software suppliers. Within the AS/400 cross-platform data propagation market, the Company believes that its primary competitor is DataMirror Corporation. See "Business -- Competition."

     Risk of Software Defects. Software products as complex as the Company's, especially when first introduced or when new versions or enhancements are released, frequently contain errors or defects. Despite product testing by the Company, the Company has occasionally discovered errors or defects in its products after their commercial shipment. Although to date such defects and errors have not been significant, there can be no assurance that significant defects and errors will not be discovered in new products, existing products or in new versions or enhancements of existing products, or if discovered, successfully and timely corrected. Discovery of errors or defects in the Company's products after commercial shipment could result in adverse customer reaction, negative publicity regarding the Company or its products, a delay in or failure to achieve market acceptance or a diversion of management and product development resources, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Product Development."

     Risk of Product and Professional Liability. Because the Company markets and sells products on a basis that includes the rendering of professional technical and system installation and maintenance services, the Company incurs risks of professional and other liability. Although the Company currently maintains errors and omissions and general liability insurance, there can be no assurance that such insurance coverage would apply or be adequate. Further, there can be no assurance that the limitation of liability set forth in the Company's license agreements or other contracts would be enforceable or would otherwise protect the Company from liability for damages to a customer resulting from a defect in one of the Company's products or arising as a result of professional services rendered by the Company. Such a claim, if successful and of significant magnitude, could have a material adverse effect on the Company's business, operating results and financial condition.

     Future Capital Requirements. The Company's future capital requirements will depend upon many factors, including the development of new products, the expansion of the Company's sales and marketing efforts and the status of competitive products. The Company believes that the net proceeds from the Offering, together with existing cash balances and funds expected to be generated from operations and available lines of credit, will be adequate to fund its operations for at least the next 12 months following the Offering. There can be no assurance, however, that the Company will not require additional external capital funding to support its future capital requirements or for other purposes, and if required, the Company may seek to raise such additional funds through public or private equity or debt financings or from other sources during such time. Further, there can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further dilution to stockholders could result. If adequate funds are not available, the Company may be required to delay or scale back its sales and marketing efforts or product development efforts or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies, potential products or other assets. Accordingly, the inability to obtain or difficulty in obtaining such financing could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Possible Volatility of Stock Price; No Prior Public Trading Market. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies, and the market prices for securities of technology companies have been especially volatile. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. Factors such as fluctuations in the Company's operating results, failure of such operating results to meet the expectations of stock market analysts and investors, change in stock market analyst recommendations regarding the Company, timing and announcements of technological innovations or new products by the Company or its competitors, developments with respect to proprietary rights, timing and announcements of developments related to the Company's customers and general market conditions may have a significant adverse effect on the market price of the Common Stock. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between the Company and the representatives of the Underwriters, may not be indicative of prices that will prevail in the trading market. See "Underwriting."

     Proprietary Technology; Risk of Third-Party Claims of Infringement. The Company's ability to compete successfully and achieve future revenue growth will depend, in part, upon its ability to protect its proprietary technology and operate without infringing upon the rights of others. There can be no assurance that these measures will successfully protect the Company's intellectual property or that the Company's intellectual property or proprietary technology will not otherwise become known or be independently developed by competitors. In addition, the laws of certain countries in which the Company's products are or may be sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property and proprietary technology could have a material adverse effect on its business, operating results and financial condition.

     As the number of patents, copyrights and other intellectual property rights in the Company's industry increases, and as the coverage of these rights and the functionality of the products in the market further overlap, the Company believes that its products may increasingly become the subject of infringement claims. The Company may in the future be notified that it is infringing upon certain intellectual property rights of others. Although the Company has not received any such notification to date and there are no pending or threatened intellectual property lawsuits against the Company, there can be no assurance that such litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. A third party claiming infringement may also be able to obtain an injunction or other equitable relief, which could effectively block the ability of the Company or its customers to distribute or sell allegedly infringing products. If it appears necessary or desirable, the Company may seek licenses under patents or other rights from third parties covering intellectual property that the Company is allegedly infringing. No assurance can be given, however, that any such licenses could be obtained on terms acceptable to the Company, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Intellectual Property and Proprietary Rights."

     Control by Directors and Officers. The Company's directors and officers will, in the aggregate, beneficially own 67.7% of the Company's outstanding Common Stock following the completion of the Offering. These stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. Such concentration of ownership could discourage or prevent a change in control of the Company. See "Principal Stockholders."

     Effect of Certain Charter and Bylaw Provisions. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Certificate of Incorporation allows the Company, without any vote or future action by the stockholders, to issue up to 5,000,000 shares of currently undesignated Preferred Stock, to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed on any unissued series of that Preferred Stock and to fix the number of shares constituting any such series and the designation of any such series. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Common Stock. The Certificate of Incorporation also eliminates the ability of stockholders to call special meetings and act by written consent. The Company's Bylaws require advance notice to nominate a director or take certain other actions. Such provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, the Company has not elected to be excluded from the provisions of Section 203 of the Delaware General Corporation Law, which imposes certain limitations on transactions between a corporation and "interested" stockholders, as defined in such provisions. See "Description of Capital Stock."

     Shares Eligible for Future Sale. Sales of Common Stock, including Common Stock issued upon the exercise of outstanding options, in the public market after the Offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems acceptable, if at all. Upon the completion of the Offering, the Company will have 8,853,710 shares of Common Stock outstanding. Of these shares, the 2,300,000 shares sold in the Offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act and were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These restricted shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 under the Securities Act. All holders of Common Stock have agreed, pursuant to certain lock-up agreements with the Representatives, that they will not offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Allen & Company Incorporated. Upon expiration of the lock-up agreements, approximately 6,553,710 shares held by existing stockholders will be eligible for sale subject to the volume and other restrictions of Rule 144. As of March 12, 1997, 267,840 shares were subject to outstanding options to purchase Common Stock, of which 102,300 shares are subject to the lock-up agreements described above. Following completion of the Offering, 545,910 shares will be entitled to certain piggyback registration rights upon termination of lock-up agreements. Any exercise of these registration rights could impair the Company's ability to raise capital through the sale of its equity securities and, if such registered shares are sold, could have an adverse effect on the market price of the Common Stock. See "Description of Capital
Stock -- Registration Rights" and "Shares Eligible for Future Sale."

     Broad Discretion of Management to Allocate Offering Proceeds. The Company expects to utilize the net proceeds from the Offering to expand sales and marketing activities, to fund product development repay the outstanding portion of its line of credit, and for general corporate purposes, including working capital. The Company may use a portion of the net proceeds for acquisitions of complementary products, technologies or businesses. However, no commitments or agreements with respect to any acquisition currently exist. The Company currently is not able to estimate precisely the allocation of the proceeds among such uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's management will have broad discretion to allocate the proceeds of the Offering and to determine the timing of expenditures, and there can be no assurance that the net proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

     Dilution. The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will incur immediate and substantial net tangible book value dilution of $8.21 per share, assuming an initial public offering price of $11.00 per share. To the extent that options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

     Absence of Dividends. The Company does not anticipate paying cash dividends in the foreseeable future. The Company's bank credit agreement currently restricts the Company from paying cash dividends without the prior written consent of the bank. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,300,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $11.00 per share are estimated to be $22,679,000.

     The primary purposes for the Offering are to fund the expansion of sales and marketing activities and product development, to increase the Company's equity capital, to create a public market for its Common Stock and to facilitate future access to public markets. The Company expects to use approximately $6 million of the net proceeds of the Offering to expand sales and marketing activities approximately $3 million to fund product development and approximately $1 million to repay the outstanding amount under the Company's bank line of credit. The outstanding balance on the line of credit bears interest at the bank's prime rate plus 0.75%, matures on December 9, 1997 and was incurred for working capital purposes. The balance of the net proceeds of this Offering will be used for general corporate purposes, including working capital. The Company may use a portion of the net proceeds for acquisitions of complementary products, technologies or businesses. However, no commitments or agreements with respect to any acquisition currently exist. The amounts actually expended for each purpose and the timing of such expenditures may vary significantly depending upon numerous factors, including the progress of the Company's sales and marketing efforts, the status of competitive products and the extent to which the Company's products gain market acceptance. Pending such uses, the Company intends to invest the net proceeds from the Offering in short and medium term, investment grade instruments.

                                DIVIDEND POLICY

     The Company anticipates that all future earnings will be retained to finance future growth, and the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company's line of credit agreement currently restricts the Company from paying cash dividends without the prior written consent of the bank.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1996 the actual capitalization of the Company (i) after giving effect to the reincorporation of the Company in Delaware, the associated changes in the Company's charter documents and the stock exchange previously described and (ii) as adjusted to give effect to the receipt of net proceeds from the sale of 2,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share. See "Use of Proceeds."

                                                                           DECEMBER 31, 1996
                                                                       -------------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                       ------     --------------
                                                                            (IN THOUSANDS)
Capital lease obligations, net of current portion....................  $  154         $   154
                                                                       ======         =======
Stockholders' equity:
  Preferred Stock, $0.001 par value, 5,000,000 shares authorized,
     none issued and outstanding.....................................  $   --         $    --
  Common Stock, $0.001 par value, 30,000,000 shares authorized, actual and as adjusted; 6,553,710 shares issued and outstanding, actual; 8,853,710 shares issued and outstanding, as
     adjusted(1).....................................................       7               9
     Additional paid-in capital......................................   2,723          25,400
     Retained earnings...............................................     223             223
     Notes receivable from sale of common stock......................    (228)           (228)
                                                                       ------         -------
       Total stockholders' equity....................................   2,725          25,404
                                                                       ------         -------
          Total capitalization.......................................  $2,879         $25,558
                                                                       ======         =======

---------------
(1) Excludes 267,840 shares of Common Stock issuable pursuant to the exercise of stock options outstanding as of March 12, 1997, at a weighted average exercise price of $7.84 per share, none of which is exercisable. See "Management -- Employee Benefit Plans" and Note 9 of Notes to Financial Statements.

                                    DILUTION

     The net tangible book value of the Company, as of December 31, 1996, was approximately $1,995,400, or $0.30 per share. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets (capitalized software), divided by the number of shares of Common Stock outstanding after giving effect to the exchange of 465 shares of Common Stock of the Company for each outstanding share of Common Stock of the predecessor California corporation in connection with the reincorporation of the Company in the State of Delaware to be effected prior to the closing of this Offering.

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of the 2,300,000 shares of Common Stock in the Offering at an assumed initial public offering price of $11.00 per share and deducting the underwriting discount and commission and estimated offering expenses payable by the Company, the Company's net tangible book value at December 31, 1996 would have been $24,674,400, or $2.79 per share. This represents an immediate increase in net tangible book value of $2.49 per share to existing stockholders and an immediate dilution in net tangible book value of $8.21 per share to new investors purchasing Common Stock in the Offering, as illustrated in the following table:

    Assumed initial public offering price per share.....................            $11.00
      Net tangible book value per share as of December 31, 1996.........  $0.30
      Increase per share attributable to new investors..................   2.49
                                                                          -----
    Net tangible book value per share after the Offering................              2.79
                                                                                    ------
    Dilution per share to new investors.................................            $ 8.21
                                                                                    ======

     The following table sets forth, as of December 31, 1996, the difference between the existing stockholders and the purchasers of shares in the Offering (at an assumed price of $11.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid.

                                       SHARES PURCHASED(1)      TOTAL CONSIDERATION(2)
                                      ---------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                      ---------     -------     -----------     -------     -------------
Existing Stockholders...............  6,553,710       74.0%     $ 2,730,800        9.7%        $  0.42
New Investors.......................  2,300,000       26.0       25,300,000       90.3           11.00
                                      ---------      -----      -----------      -----
     Total..........................  8,853,710      100.0%     $28,030,800      100.0%
                                      =========      =====      ===========      =====

---------------
(1) Excludes 267,840 shares of Common Stock issuable pursuant to the exercise of stock options outstanding as of March 12, 1997, at a weighted average exercise price of $7.84 per share, none of which is exercisable. See "Management -- Employee Benefit Plans" and Note 9 of Notes to Financial Statements.

(2) Does not reflect any deductions for commissions or expenses paid or incurred in connection with the issuance of such shares or the notes receivable from prior sales of Common Stock.

                            SELECTED FINANCIAL DATA

     The Selected Statement of Operations Data set forth below for each of the years ended December 31, 1994, 1995 and 1996 and the Balance Sheet Data as of December 31, 1995 and 1996 are derived from the Financial Statements of the Company audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this Prospectus. The selected financial data with respect to the Company's statement of operations for the years ended December 31, 1992 and 1993 and the balance sheet as of December 31, 1992, 1993 and 1994 are derived from the Company's and its predecessor's financial statements, which are not included herein. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes included elsewhere in this Prospectus.

                                                                      PREDECESSOR(1)                  COMPANY
                                                                    -------------------     -----------------------------
                                                                    YEAR ENDED DECEMBER
                                                                            31,                YEAR ENDED DECEMBER 31,
                                                                    -------------------     -----------------------------
                                                                     1992        1993        1994       1995       1996
                                                                    -------     -------     ------     ------     -------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  License fees....................................................   $  46      $  336      $  962     $3,058     $ 7,842
  Service and support revenue.....................................      --          18         123        355       1,405
  IBM partner revenue.............................................      --          --          --        273         624
  Consulting and other revenue....................................     489         661         976        794         309
                                                                     -----      ------      ------     ------     -------
         Total revenue............................................     535       1,015       2,061      4,480      10,180
Cost of revenue...................................................     218         375         961      1,213       1,376
                                                                     -----      ------      ------     ------     -------
Gross profit......................................................     317         640       1,100      3,267       8,804
Operating expenses:
  Sales and marketing.............................................      50         278         468      1,478       4,736
  Research and development........................................      15          39         109        137         587
  General and administrative......................................      95         154         565      1,527       3,055
                                                                     -----      ------      ------     ------     -------
         Total operating expenses.................................     160         471       1,142      3,142       8,378
                                                                     -----      ------      ------     ------     -------
Income (loss) from operations.....................................     157         169         (42)       125         426
Other income (expense), net.......................................      --           1          (3)         7          29
                                                                     -----      ------      ------     ------     -------
Income (loss) before income taxes.................................     157         170         (45)       132         455
Provision for income taxes........................................      --          --           1          2         313
                                                                     -----      ------      ------     ------     -------
Net income (loss).................................................   $ 157      $  170      $  (46)    $  130     $   142
                                                                     =====      ======      ======     ======     =======
Pro forma (unaudited):
  Historical income before income taxes...........................                                                $   455
  Pro forma income taxes..........................................                                                   (212)
                                                                                                                  -------
Pro forma net income(2)...........................................                                                $   243
                                                                                                                  =======
Pro forma net income per share(2).................................                                                $  0.04
                                                                                                                  =======
Weighted average common shares....................................                                                  6,303
                                                                                                                  =======

                                                                       PREDECESSOR(1)               COMPANY
                                                                       -------------     -----------------------------
                                                                       DECEMBER 31,              DECEMBER 31,
                                                                       -------------     -----------------------------
                                                                       1992     1993      1994       1995       1996
                                                                       ----     ----     ------     ------     -------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and short term investments.................   $20      $41      $  32     $   88      $1,697
Working capital......................................................     6       34       (109)      (342)      1,205
Total assets.........................................................    25       42        472      2,335       7,443
Line of credit.......................................................    --       --         --        247         616
Capital lease obligations, net of current portion....................    --       --         --        130         154
Total stockholders' equity...........................................    12       36        (48)        82       2,725

---------------
(1) During the years ended December 31, 1992 and 1993, the Company's predecessor was a partnership and the selected Statement of Operations Data and Balance Sheet Data for the years ended December 31, 1992 and 1993 were accounted for on a cash basis.

(2) During fiscal year 1996, the Company terminated its Subchapter S corporation status. Pro forma net income and pro forma net income per share have been determined as if the Company had been taxed as a C corporation assuming that the effective tax rate was in effect for the entire year. See Note 1 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company was founded in December 1991 as a partnership and incorporated in December 1993. The Company develops, markets, implements and supports software that enables continuous availability of mission critical applications and data on midrange computer platforms. The Company's comprehensive HSA solution, Vision Suite, which is currently available for IBM AS/400 computers, utilizes the Company's proprietary replication and data transportation technology to provide all of the required components of an effective HSA solution. Vision Suite enables continuous availability of midrange computer systems and protection of all data 24 hours per day, seven days per week. The Company's Vision Suite also serves as the foundation to the Company's Tiered Network Technology architecture which enables the clustering of AS/400s to deliver the scalability, availability and reliability of mainframe computers at a fraction of the cost. The Company has extended the utility of its core replication and data transportation technology to include Internet isolation and data protection, data transportation for data warehouses and single system data protection. In addition, the Company is currently developing its HSA software to accommodate the Windows NT and UNIX platforms. The Company commenced commercial shipments of its Vision Suite software in February 1992. Revenue for the Company's Vision Suite software and related services and support increased from 76% of total revenue in 1995 to 91% of total revenue in 1996.

     Revenue from software license fees is recognized upon execution of a license agreement and delivery of the product, provided that all significant contingencies have been removed and collection of the related receivable is deemed probable. Revenue from hardware sales is recognized upon shipment of the product. Software support services revenue is recognized in the period in which the services are performed. Revenue from maintenance contracts is recognized ratably over the maintenance term.

     In order to fund early stages of its HSA product development, the Company sold custom application development and network integration products and services. The Company initially achieved rapid growth in consulting and other revenue attributable to custom application development and network integration products and services. However, these sales yielded lower margins than the Company's HSA software products. In 1995, in accordance with the Company's strategic operating plan, the Company began to phase out its custom application development and network integration business. Revenue from these operations decreased from 18% of total revenue in 1995 to 3% of total revenue in 1996.

     IBM partner revenue is derived from the Company's relationship with IBM whereby the Company earned commission revenue from the provision of services in connection with the sale of AS/400 systems to the Company's customers. IBM partner revenue remained constant at 6% of total revenue in both 1995 and 1996; however, the Company expects such revenue will decrease substantially in the future as a result of changes to the business partner compensation policy of IBM implemented in January 1997. The Company also derives revenue from IBM through software sales to various IBM divisions and through distribution arrangements.

     The Company primarily sells, licenses and implements its software through its direct sales staff and through indirect business partners. Business partners accounted for approximately 5% of total revenue in 1995 and 21% of total revenue in 1996.

     The Company does not believe that inflation has had or will have in the future a significant impact on the Company's operating results. Although the Company has experienced revenue increases in recent periods, there can be no assurance that the Company will continue to experience revenue increases or achieve profitability on a quarterly or annual basis or that its revenue will be consistent with past years. See "Risk Factors -- History of Losses; Future Operating Results Uncertain." Many factors, including the Company's limited operating history and the relative immaturity of its market, together with the factors described under "Risk Factors -- Significant Fluctuations in Quarterly Results; Seasonality," make the prediction of future operating results impossible.

RESULTS OF OPERATIONS

     The following table summarizes certain of the Company's statement of operations data as a percentage of revenue for the periods indicated.

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                      1994      1995      1996
                                                                      -----     -----     -----
STATEMENT OF OPERATIONS DATA:
Revenue:
  License fees......................................................   46.7%     68.3%     77.1%
  Service and support revenue.......................................    5.9       7.9      13.8
  IBM partner revenue...............................................     --       6.1       6.1
  Consulting and other revenue......................................   47.4      17.7       3.0
                                                                      -----     -----     -----
          Total revenue.............................................  100.0     100.0     100.0
Cost of revenue.....................................................   46.6      27.1      13.5
                                                                      -----     -----     -----
Gross profit........................................................   53.4      72.9      86.5
Operating expenses:
  Sales and marketing...............................................   22.7      33.0      46.5
  Research and development..........................................    5.3       3.1       5.8
  General and administrative........................................   27.4      34.1      30.0
                                                                      -----     -----     -----
          Total operating expenses..................................   55.4      70.2      82.3
                                                                      -----     -----     -----
Income (loss) from operations.......................................   (2.0)      2.7       4.2
Other income (expense), net.........................................   (0.1)      0.2       0.3
                                                                      -----     -----     -----
Income (loss) before income taxes...................................   (2.1)      2.9       4.5
Provision for income taxes..........................................     --       0.1       3.1
                                                                      -----     -----     -----
Net income (loss)...................................................   (2.1)%     2.8%      1.4%
                                                                      =====     =====     =====

COMPARISON OF YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

     Revenue. Total revenue increased 117.4% from $2.1 million in 1994 to $4.5 million in 1995 and 127.2% to $10.2 million in 1996. The Company's total revenue is derived from license fees for its Vision Suite software, as well as customer support, training and installation service revenue from Vision Suite licenses, and from IBM business partner programs and certain consulting and sales of third party products. License fees increased 217.9% from $962,000 in 1994 to $3.1 million in 1995 and 156.4% in 1996 to $7.8 million. The increase in license fees was primarily a result of an increase in the number of licenses sold and the average transaction size, reflecting increased acceptance of the Company's Vision Suite software and expansion of the Company's direct sales staff and indirect industry partner channels. The Company's software products are licensed on a packaged or individual module basis, and the license fee is determined by the relative performance level of the CPUs on which the products are installed. License fees as a percentage of total revenue increased from 46.7% in 1994 to 68.3% in 1995 and 77.1% in 1996 as a direct result of increases in the number of licenses sold and the average transaction size and the phasing out of business operations not related to the Company's Vision Suite software and services.

     Service and support revenue increased 188.6% from $123,000 in 1994 to $355,000 in 1995 and 295.8% in 1996 to $1.4 million, primarily as a result of an increase in the number of licenses sold and a larger installed customer base in each year. Service and support revenue as a percentage of total revenue increased from 5.9% in 1994 to 7.9% in 1995 and 13.8% in 1996.

     IBM partner revenue increased 128.6% from $273,000 in 1995 to $624,000 in 1996, primarily as a result of the growing number of customers acquiring IBM system hardware as a result of their purchase of licenses of the Company's software products. The Company earned no IBM partner revenue prior to 1995. IBM partner revenue as a percentage of total revenue remained constant at 6% in 1995 and 1996; however, the Company expects such revenue will substantially decrease in the future as a result of changes to IBM's business partner compensation policy implemented in January 1997.

     Consulting and other revenue decreased 18.6% from $976,000 in 1994 to $794,000 in 1995 and decreased 61.1% in 1996 to $309,000. The decreases in both years were attributable to the Company's decision in 1995 to, in accordance with the Company's strategic operating plan, phase out its operations that generate consulting and other revenue not related to the Company's core products and services. As a percentage of total revenue, consulting and other revenue decreased from 47.4% in 1994 to 17.7% in 1995 and 3.0% in 1996.

     The Company derived approximately 5.4%, 18.6% and 22.8% of its total revenue from operations outside of the United States in 1994, 1995 and 1996, respectively. These increases were primarily attributable to the expansion of the Company's international sales channels and network of industry partners. The Company's international business is not subject currently to currency fluctuations as all transactions are conducted in United States dollars. However, as the Company expands its international operations, the Company may be paid in foreign currencies and exposure to losses in foreign currency transactions may result. See "Risk Factors -- Risks of Doing Business in International Markets."

     Cost of Revenue. Cost of revenue decreased as a percentage of total revenue from 46.6% in 1994 to 27.1% in 1995 and 13.5% in 1996. These decreases were primarily the result of a change in the Company's sales mix as a result of the phase out of sales of third party software products and consulting services not related to the Company's core business as well as increased revenue generated from sales of licenses for the Company's Vision Suite software, offset partially by increased costs of service and support revenue. Cost of license fees consists primarily of product packaging, documentation, production costs and amortization of capitalized research and development costs and has remained constant at less than 1% as a percentage of license fees in 1994, 1995 and 1996. Such percentage may increase in the future as previously capitalized research and development costs are amortized. Cost of service and support revenue consists mainly of customer support costs, including telephone support 24 hours per day, seven days per week, newsletters and on-site visits, and direct costs associated with providing training and installation services. Cost of service and support revenue as a percentage of services and support revenue increased from 102.8% in 1994 to 147.1% in 1995, primarily due to increased staffing in anticipation of greater demand for training and software installation services, and decreased to 72.9% in 1996 primarily as a result of increased support revenue, which has a lower cost structure than service revenue, on a larger installed customer base and increased demand for training and software installation services. Cost of consulting and other revenue consists mainly of the cost of computer hardware and related peripheral equipment purchased by the Company from various suppliers for resale and the labor component of related consulting services. Cost of consulting and other revenue as a percentage of consulting and other revenue increased from 85.4% in 1994 to 86.9% in 1995 and 92.4% in 1996, primarily due to the added costs of phasing out this line of business.

     Sales and Marketing. Sales and marketing expense consists primarily of personnel costs, including sales commissions, and costs of advertising, public relations, seminar sponsorship and trade show attendance. Sales and marketing expense increased from $468,000 in 1994 to $1.5 million in 1995 and $4.7 million in 1996. The increases reflected the hiring of additional sales and marketing personnel in connection with the establishment and expansion of the Company's direct sales force, higher sales commissions associated with increased sales volume and an increase in promotional and advertising expenditures. Sales and marketing expense as a percentage of total revenue were approximately 22.7%, 33.0% and 46.5% in 1994, 1995 and 1996, respectively. The Company expects such expenses to increase in 1997, both in the aggregate and as a percentage of total revenue, as the Company continues to expand its sales and marketing staff and increases promotional and advertising expenditures.

     Research and Development. Research and development expense consists primarily of salaries and other personnel related expenses, depreciation of development equipment and supplies. Research and development expense increased from $109,000 in 1994 to $137,000 in 1995 and $587,000 in 1996. The increases in expenditures were primarily due to the hiring of research and development personnel. In addition, the Company capitalized research and development costs of $22,000 in 1994, $173,000 in 1995 and $574,000 in 1996 in accordance with
Statement of Financial Accounting Standards ("SFAS") No. 86. Such costs will be amortized over the estimated useful life of such products upon their release. The Company's aggregate expenditures on research and development were 6.3%, 6.9% and 11.4% of total revenue in 1994, 1995 and 1996, respectively. The Company significantly increased investments in research and development in 1996 and anticipates that it will continue to devote significant resources to product development and that research and development expense will increase in 1997 in absolute dollars and as a percentage of total revenue.

     General and Administrative. General and administrative expense consists primarily of personnel costs for finance, information systems, human resources and general management, as well as insurance, facilities and professional expenses. General and administrative expense increased from $565,000 in 1994 to $1.5 million in 1995 and $3.1 million in 1997. The expenses increased in each period primarily due to increased staffing and facility expenses necessary to manage and support the Company's growth in revenue. General and administrative expense as a percentage of total revenue was approximately 27.4%, 34.1% and 30.0% in 1994, 1995 and 1996, respectively. The increase as a percentage of total revenue in 1995 was due to increased facility costs as a result of the need for expanded office facilities and increased expenditures for the enhancement and support of the Company's internal information system. The decrease in general and administrative expense as a percentage of total revenue in 1996 was primarily due to the rapid growth of revenue.

     Provision for Income Taxes. During the year ended December 31, 1996, the Company terminated its Subchapter S corporation status and became a C corporation. As a result of such change, the Company recorded tax expense of $197,100 to record deferred tax liabilities. Had the Company been a C corporation for all of 1996, its effective tax rate would have been approximately 47%. The Company expects that its effective tax rate will decrease in the future.

     Recent Accounting Pronouncements. In February 1997, the Financial Accounting Standards Board issued Statement No. 128. "Earnings per Share," which is effective for financial statements issued for periods ending after December 15, 1997. The Company has not yet determined the impact of this statement on its Financial Statements.

  Quarterly Results of Operations

     The following tables present unaudited quarterly financial information for each quarter of 1995 and 1996. The information has been prepared by the Company on a basis consistent with the Company's audited Financial Statements appearing elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the unaudited quarterly results when read in conjunction with the audited Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus. These operating results are not necessarily indicative of results that may be expected for any subsequent periods. See "Risk Factors -- Significant Fluctuations in Quarterly Results; Seasonality."

                                                                       QUARTER ENDED
                                 -----------------------------------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                   1995        1995       1995        1995       1996        1996       1996        1996
                                 ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  License fees.................    $ 363      $  492      $ 579      $1,624     $   810     $1,988     $   675     $4,369
  Service and support
    revenue....................       45          57        138         115         335        267         386        417
  IBM partner revenue..........       --           6         37         230         129         45          73        377
  Consulting and other
    revenue....................      190         268        115         221         138         58          69         44
                                   -----       -----       ----      ------      ------     ------      ------     ------
         Total revenue.........      598         823        869       2,190       1,412      2,358       1,203      5,207
Cost of revenue................      246         294        231         442         310        257         373        436
                                   -----       -----       ----      ------      ------     ------      ------     ------
Gross profit...................      352         529        638       1,748       1,102      2,101         830      4,771
Operating expenses:
  Sales and marketing..........      261         299        265         653         540      1,191         860      2,145
  Research and development.....       20          37         50          30          74        180         161        172
  General and administrative...      241         359        394         533         538        798         592      1,127
                                   -----       -----       ----      ------      ------     ------      ------     ------
         Total operating
           expenses............      522         695        709       1,216       1,152      2,169       1,613      3,444
                                   -----       -----       ----      ------      ------     ------      ------     ------
Income (loss) from
  operations...................     (170)       (166)       (71)        532         (50)       (68)       (783)     1,327
Other income (expense), net....       (1)         (3)        (6)         17           5         (2)         22          4
                                   -----       -----       ----      ------      ------     ------      ------     ------
Income (loss) before income
  taxes........................     (171)       (169)       (77)        549         (45)       (70)       (761)     1,331
Provision (benefit) for income
  taxes........................       (3)         (3)        (1)          9         (35)       144        (272)       476
                                   -----       -----       ----      ------      ------     ------      ------     ------
Net income (loss)..............    $(168)     $ (166)     $ (76)     $  540     $   (10)    $ (214)    $  (489)    $  855
                                   =====       =====       ====      ======      ======     ======      ======     ======

                                                             AS A PERCENTAGE OF TOTAL REVENUE
                                 -----------------------------------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                   1995        1995       1995        1995       1996        1996       1996        1996
                                 ---------   --------   ---------   --------   ---------   --------   ---------   --------
STATEMENT OF OPERATIONS DATA:
Revenue:
  License fees.................     60.7%       59.8%      66.6%       74.2%       57.4%      84.3%       56.1%      83.9%
  Service and support
    revenue....................      7.5         6.9       15.9         5.2        23.7       11.3        32.1        8.1
  IBM partner revenue..........       --         0.7        4.3        10.5         9.1        1.9         6.1        7.2
  Consulting and other
    revenue....................     31.8        32.6       13.2        10.1         9.8        2.5         5.7        0.8
                                   -----       -----      -----       -----       -----      -----       -----      -----
         Total revenue.........    100.0       100.0      100.0       100.0       100.0      100.0       100.0      100.0
Cost of revenue................     41.1        35.7       26.6        20.2        22.0       10.9        31.0        8.4
                                   -----       -----      -----       -----       -----      -----       -----      -----
Gross profit...................     58.9        64.3       73.4        79.8        78.0       89.1        69.0       91.6
                                   -----       -----      -----       -----       -----      -----       -----      -----
Operating expenses:
  Sales and marketing..........     43.6        36.3       30.5        29.8        38.2       50.5        71.5       41.2
  Research and development.....      3.3         4.5        5.8         1.4         5.2        7.6        13.4        3.3
  General and administrative...     40.3        43.6       45.3        24.3        38.1       33.8        49.2       21.6
                                   -----       -----      -----       -----       -----      -----       -----      -----
         Total operating
           expenses............     87.2        84.4       81.6        55.5        81.5       91.9       134.1       66.1
                                   -----       -----      -----       -----       -----      -----       -----      -----
Income (loss) from
  operations...................    (28.3)      (20.1)      (8.2)       24.3        (3.5)      (2.8)      (65.1)      25.5
Other income (expense), net....     (0.2)       (0.4)      (0.7)        0.8         0.4       (0.1)        1.8        0.1
                                   -----       -----      -----       -----       -----      -----       -----      -----
Income (loss) before income
  taxes........................    (28.5)      (20.5)      (8.9)       25.1        (3.1)      (2.9)      (63.3)      25.6
Provision (benefit) for income
  taxes........................     (0.5)       (0.4)      (0.1)        0.4        (2.5)       6.1       (22.6)       9.1
                                   -----       -----      -----       -----       -----      -----       -----      -----
Net income (loss)..............    (28.0)%     (20.1)%     (8.8)%      24.7%       (0.6)%     (9.0)%     (40.7)%     16.5%
                                   =====       =====      =====       =====       =====      =====       =====      =====

     The Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. Such fluctuations may be caused by many factors, including, but not limited to: the size and timing of individual orders; seasonality of revenue; lengthy sales cycles; delays in introduction of products or product enhancements by the Company or other providers of hardware; the need for software and components to enhance the benefits received from the Company's products; competition and pricing in the software industry; market acceptance of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions by competitors; foreign currency exchange rate fluctuations; mix of products and services sold and general economic conditions. The Company does not typically maintain a significant backlog of orders and, therefore, revenue for each quarter depends substantially on orders received and delivered in that quarter.

     The Company's revenue varies from quarter to quarter, largely due to customer buying patterns. The procurement process of the Company's customers involves competing capital budget decisions. As a result of such buying patterns, the Company's prospective customers are more likely to order the Company's products near the end of each year. In recent years, the Company has generally experienced higher revenue in the second and fourth quarters with the largest portion of revenue typically being recognized in the fourth quarter of each year. Consequently, the Company has historically realized lower revenue in the first and third quarters of each year than in the preceding fourth quarter, and the first and third quarters typically result in an operating loss. The Company also expects to realize a loss in the second quarter of 1997 as a result of planned increases in operating expenses during this period in accordance with its annual operating plan and in anticipation of increased revenues.

     The Company's sales cycle is typically three to six months from the date the initial sales contact is made with a qualified prospect, making timing of the Company's license fees difficult to predict and the Company's quarterly results difficult to forecast. The Company's expense levels are based in part on its forecasts of future revenue. Accordingly, since the majority of the Company's expenses are fixed in nature, the Company would not be able to quickly curtail expenses in response to a decline in revenue, and operating results for a given quarter would be adversely affected. As a result, revenue for a given quarter is subject to significant variations and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that the Company will be profitable in the future or that future revenue and operating results will not be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically financed its operations primarily through a combination of cash on hand, cash provided from operations, available borrowings under its bank line of credit and a private equity offering. As of December 31, 1996, the Company had working capital of $1.2 million, $705,000 in cash and cash equivalents and $992,000 in short term investments. The Company invests its excess cash in short and medium term investment grade instruments.

     Cash provided by operations was approximately $25,000, $166,000 and $249,000 in 1994, 1995, and 1996, respectively, primarily due to net income and increases in accounts payable and accrued liabilities, offset by increases in accounts receivable. During 1996, the Company used net cash of $2.5 million in investing activities, primarily for the purchase of property and equipment, capitalized research and development costs and the purchase of short term investments. During the same period, financing activities generated $2.8 million in cash, primarily from short term line of credit borrowings and the sale of Common Stock.

     In December, 1996, the Company entered into a $1.5 million line of credit agreement with a maturity date of December 9, 1997 secured by substantially all of the assets of the Company. The agreement allows the Company to borrow at the bank's prime rate plus 0.75%, payable monthly. Under the terms of the agreement, there are several affirmative and negative covenants, including, without limitation, maintaining certain minimum working capital, net worth and financial ratios. As of December 31, 1996, $616,000 was outstanding under this line, and the Company was in compliance with all covenants. The Company expects to use $1 million of the net proceeds from this Offering to repay the current amount outstanding under its bank line of credit. See "Capitalization."

     The Company believes that the net proceeds from the Offering, together with existing cash balances, funds expected to be generated from operations and future borrowings under its bank line of credit, will provide sufficient funds to finance its operations for at least the next 12 months. The Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity or debt financings or from other sources. The Company anticipates it will incur capital expenditures of $1.8 million in 1997. While the Company has no current commitment or agreements. The Company may use a portion of the net proceeds from the Offering for acquisitions of complementary products, technologies or businesses. However, no commitments or agreements with respect to any acquisition currently exist. See "Use of Proceeds." No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company or its stockholders. If adequate funds are not available, the Company may be required to delay or scale back its sales and marketing efforts, capital expenditures or product development efforts. See "Risk Factors -- Future Capital Requirements."

                                    BUSINESS

     The Company develops, markets, implements and supports software that enables the continuous availability of mission critical applications and data on midrange computer platforms. The Company's comprehensive HSA solution, Vision Suite, which is currently available for IBM AS/400 computers, utilizes the Company's proprietary replication and data transportation technology to provide all of the required components of an effective HSA solution. Vision Suite enables continuous availability of midrange computer systems and protection of all data 24 hours per day, seven days per week ("24 by 7 operation"). The Company's Vision Suite also serves as the foundation to the Company's Tiered Network Technology architecture which enables the clustering of AS/400s to deliver the scalability, availability and reliability of mainframe computers at a fraction of the cost. The Company has extended the utility of its core data replication and transportation technology to include Internet isolation and data protection, data transportation for data warehouses and single system data protection. In addition, the Company is currently developing its HSA software to accommodate the Windows NT and UNIX platforms.

     The Company's products and services are marketed and sold in the United States through the Company's direct sales force and a network of business partners and distributors, including IBM. The Company's international sales, which comprised 22.8% of total revenue in 1996, are facilitated through a network of business partners and distributors, which also includes IBM. The Company's customers cover a diverse group of industries and include major corporations such as The Chase Manhattan Bank, N.A., IBM, United Parcel Service and Toyota Motor Sales, U.S.A.

INDUSTRY BACKGROUND

     Computer systems are inextricably required by businesses for all facets of operations and management. These computer systems operate mission critical applications which manage core functions such as manufacturing, distribution, order processing, sales automation, customer satisfaction, reservations and finance. Mission critical applications require the continuous availability of data and systems 24 hours per day, seven days per week. Such mission critical applications are predominantly operated on midrange computer systems, such as AS/400, Windows NT and UNIX. According to a 1996 IDC survey, midrange computer systems account for approximately two-thirds of corporate computing expenditures.

     The consequences of business interruptions and unavailability can be devastating and include lost transactions, data corruption, customer dissatisfaction and lost productivity from idled employees and production equipment. If business interruptions are long or frequent, they may result in significant losses and ultimately business failure. For example, IBM's AS/400 Dynamics magazine estimates the average time to restore operations after a disaster is three to five days and that a typical retail brokerage would lose approximately $6 million per hour of system downtime. Because all computer systems eventually fail and the timing and duration of such failures are unpredictable, effective solutions must address all causes of system downtime and unavailability.

     Business interruptions are caused by a wide variety of planned and unplanned factors, ranging from scheduled downtime, including system maintenance and upgrades, to unscheduled downtime due to system failures, natural disasters and human error. The frequency and impact of both unscheduled and scheduled downtime are increasingly recognized, especially as companies automate more tasks and increase their dependence on electronic commerce and the Internet. A 1996 report by Computer Economics reported that 87% of organizations experienced system downtime in 1995 and that approximately 40% of such events lasted at least two hours. In addition, up to 50% of the respondents in the Computer Economics report indicated that they experienced up to five system failures annually.

     While many organizations recognize the significant effect of business interruptions that result from unscheduled failures, the Company believes that a substantial percentage of organizations underestimate the significant costs of scheduled downtime. Normal scheduled maintenance such as hardware or software upgrades and standard tape backups typically require either the shutdown of effected systems for substantial periods of time or result in significant performance degradation. As a result, scheduled downtime is unacceptable for mission critical applications requiring 24 by 7 operation.

     To date, protection for unscheduled downtime has been primarily limited to disk-based storage. However, disk-based solutions do not address the majority of unscheduled failures.

          [Artwork illustrates causes of unscheduled system failures.]

     Storage and hardware based solutions such as RAID (Redundant Array of Inexpensive Disks), hardware fault tolerance and disk mirroring, only offer limited protection. Use of RAID and disk mirroring only protect in the event of disk failures, and hardware fault tolerance, which is often based on expensive and proprietary technology, does not assure data protection or disaster recovery. The most common form of data protection, tape backup, provides only an unverified copy of the data at a particular point in time and result in significant system downtime during the backup and restoration process. For example, backing up and restoring 80 gigabytes of data can require up to four and one-half hours to save and eight hours to restore, respectively. None of these techniques resolves unavailability and performance degradation caused by lack of system capacity during periods of peak usage.

HIGH SYSTEMS AVAILABILITY

     The Company believes most organizations consider business interruptions unavoidable despite their potentially debilitating cost. To date, exposure to system failure has been resolved mostly through improvements in the reliability of hardware and software and the use of limited measures such as tape backup and disk mirroring. More comprehensive solutions such as fault tolerant computer platforms have been available but they fail to provide complete protection and are not cost effective for most applications.

     The Company believes most organizations remain relatively unaware of recently developed HSA solutions, which have been designed to eliminate all scheduled and unscheduled system downtime. HSA solutions utilize replication technology to ensure the authenticity of data and system information and provide improved system performance and scalability. Replication is distinct from copying or propagation of data as follows:

     - Copying. Copying is the unverified duplication of data or programs. Copying does not ensure 100% data integrity because there is no mechanism to validate the completeness and accuracy of the data transferred. Copying is often used as an inexpensive means to back up data.

     - Propagation. Propagation is the manipulation of data in conjunction with the copying of data. Like copying, propagation has no mechanism to assure the completeness or accuracy of the data transferred. Propagation solutions are often used to extract subsets of data from one platform or application for transfer to another platform or application.

     - Replication. Replication is the verified duplication of data or programs on another system. Replication ensures 100% data integrity and is used to create an exact image of an entire computer system's programs and data on a remotely located computer for data protection, fault tolerance and disaster recovery.

     Replication technology provides the basis for HSA solutions. HSA solutions require fault tolerance, disaster recovery, data protection, systems and data management, workload distribution and scalability as follows:

     - Fault Tolerance. Fault tolerance is the ability of a computer system to withstand the failure of any of its hardware components. Historically, fault tolerance has been focused on components such as RAID storage, disk mirroring and multiple processors, none of which ensures data integrity. The introduction of replication technology adds the component of software fault tolerance with data and full system protection.

     - Disaster Recovery. Disaster recovery is the ability to continue normal business operations from a replicated remote system in the event of primary system failure due to any unplanned disruptive events, such as system failures, natural disasters and human error.

     - Data Protection. Data protection is the near real-time replication of data to a remote computer system such that the remote system's data is synchronous with the primary system.

     - Systems and Data Management. Systems and data management enables routine maintenance and hardware and software upgrades on a primary computer system to occur without business interruption by routing users to a secondary system.

     - Workload Distribution. Workload distribution reroutes units of work from a primary to a secondary computer system. Such applications increase system performance by routing tasks on highly utilized primary systems to backup systems with available capacity during periods of peak system utilization to increase system performance.

     - Scalability. Scalability is the ability to cluster a group of computer systems to produce an increase in their combined processing and storage capacity.

THE COMPANY SOLUTION

     The Company's solution is based upon its proprietary replication and data transportation technology and provides the following benefits:

     - Comprehensive HSA Solution. The Company's products deliver all of the required components of HSA for the AS/400 platform. The Company's products substantially eliminate business interruptions caused by scheduled downtime, unscheduled downtime, as well as system unavailability, thereby ensuring the continued operation of mission critical applications.

     - Superior Performance with Minimal System Overhead. The Company's proprietary replication and data transportation technology enables the protection afforded by the Company's software with negligible effects on system performance. The Company believes the efficiency and capacity of the Company's products distinguishes it from competitors and ensures the maximum availability and processing power required for mission critical applications.

     - Near Real-Time Replication Technology. The Company's HSA products provide near real-time replication of data and programs. The Company's products offer the highest throughput to assure that primary and secondary systems have synchronous data and programs thereby enabling 100% availability of the secondary system to continue mission critical transactions. This near real-time replication also allows for seamless workload distribution.

     - Tiered Network Technology. The Company's software can be utilized in conjunction with IBM's OptiConnect communications protocol to create clusters of servers which can be tiered to create layers optimized for various processes, specifically client presentation, transaction processing, data base management and batch processing. The Company's tiered network solution delivers the scalability, reliability, and the availability of mainframe systems at a fraction of the cost.

     - Technology Leverageable Into Related System and Data Management Solutions. The Company's core HSA technology has been applied to develop products for Internet isolation and data protection, data transportation for data warehouses and single system data protection.

BUSINESS STRATEGY

     The Company's objective is to be the leading global provider of HSA and related software products for the midrange systems market. Initially, the Company seeks to become the industry leader for HSA solutions for the underpenetrated AS/400 market. The key elements of the Company's strategy include:

     Increase AS/400 Market Penetration. According to Datamation magazine, only a few thousand AS/400 computers out of an installed base of 400,000 run data replication software. Since AS/400 computers are generally utilized for mission critical applications, the Company believes the combination of the Company's Vision Suite and its single system product, SOLO/400, offers comprehensive solutions for the entire installed AS/400 base.

     Leverage HSA Expertise Across Platforms. The Company plans to leverage its HSA technology developed for the AS/400 platform to develop HSA solutions for Windows NT and UNIX systems. The Company initially plans to introduce cross-platform propagation tools for the Windows NT operating system.

     Heighten Awareness of HSA Solutions. The Company believes that the increasing awareness of the debilitating and costly impact on business operations from computing system failures and data unavailability, the low penetration of HSA solutions and the perceived lack of HSA solutions for midrange computer systems creates a marketing opportunity for the Company. As a result, the Company will utilize extensive advertising and marketing programs to educate the market on the existence and benefits of the Company's comprehensive HSA solutions to gain visibility and mindshare.

     Expand Domestic and International Distribution Channels. The Company's distribution strategy encompasses a combination of direct sales and distributors. In North America, the Company intends to continue to rapidly increase its direct sales force which will be supplemented by distributors with specific vertical industry or midrange systems expertise. In order to accelerate the penetration of the approximately 60% of the AS/400s installed internationally, the Company will primarily rely on country specific distributors and will support such distributors with a sales support organization.

     Develop Strategic Alliances. The Company will continue to develop strategic alliances with independent software vendors, systems integrators and hardware and software manufacturers to enhance distribution channels and to bundle certain Company products with third party products.

     Expand Product Offerings. The Company plans to leverage its core HSA technology to develop related products such as its products for Internet isolation and data protection, data transportation for data warehouses and single system data protection.

PRODUCTS AND SERVICES

  Software Products

     The Company's products, which are based on proprietary replication and data transportation technology, provide all of the required HSA components including data protection, fault tolerance, disaster recovery, data protection, systems and data management, workload distribution and scalability. The Company's HSA software is designed to eliminate business interruptions caused by unscheduled downtime due to system failures, natural disasters and human error and scheduled downtime, including systems maintenance and upgrades.

     The Company's products are currently available for the AS/400 midrange platform. The Company is also developing HSA solutions for Windows NT and UNIX platforms based upon its core replication and data transportation technology. In addition, the Company has used, and will continue to use, its core replication and data transportation technology to develop new products and product enhancements.

     The following table sets forth the Company's product offerings:

-------------------------------------------------------------------------------------------------
PRODUCT             SOLUTION                 FEATURES                           LICENSE FEES
-------------------------------------------------------------------------------------------------
 Vision Suite       High systems
                    availability
  OMS/400                                    Data replication                 $8,000 - $62,500
  ODS/400                                    Non-data replication             4,000 -  26,500
  SAM/400                                    Continuous systems               3,500 -  15,000
                                             monitoring and roll swap
-------------------------------------------------------------------------------------------------
 IP/400*            Internet isolation and   Firewall isolation of            3,500 -  12,000
                    data protection          primary business server
                                             from the Internet
-------------------------------------------------------------------------------------------------
 VWI/400*           Data warehouse           Transactional data               6,000 -  36,000
                    transportation           transportation
-------------------------------------------------------------------------------------------------
 SOLO/400*          Single system            Continuous transactional               TBD
                    availability             tape back-up
-------------------------------------------------------------------------------------------------

* Currently in beta testing; commercial release expected in 1997

  Vision Suite

     The Company's Vision Suite family of software products consists of the Company's Object Mirroring System/400 ("OMS/400"), Object Distribution System/400 ("ODS/400") and System Availability Monitor/400 ("SAM/400"). Vision Suite components may be purchased together or separately. Vision Suite enables continuous availability of midrange computer systems, and protection of all data, programs and system information 24 hours per day, seven days per week. Vision Suite products offer: data accuracy, with automatic "self healing" capabilities, synchronization, verification and error alarms to ensure validation of replicated objects; efficient throughput; and usability, including easy installation and operation and automatic restore procedures. The Company believes that the combination of these characteristics is unique to its Vision Suite products.

     OMS/400 provides an automated means of maintaining duplicate and verifiably accurate databases on a near real-time basis across two or more AS/400 systems. The Company believes OMS/400 is the most advanced data replication technology available in the AS/400 market. OMS/400 supports both local and geographically dispersed AS/400 systems. OMS/400 also provides a mechanism to effect work-load distribution, which improves processing efficiency and ensures the timely response of critical applications even during periods of peak system load by routing stand-alone functions and applications to additional AS/400 computers.

     The effects of unscheduled business interruptions can be minimized by routing users to a secondary system without loss of data. In addition, scheduled downtime caused by system back-ups, software upgrades, preventive maintenance and hardware upgrades can be avoided. Since both primary and secondary systems have identical data, tape backups, which either require downtime or result in data degradation, can be performed on the secondary system without business interruption. Also, inquiry programs and non-update reporting can be run on secondary systems thereby reducing the primary system's workload.

     A recent enhancement to OMS/400 enables data to be transmitted to multiple destinations simultaneously via a single process ("simulcasting"). For example, a retail establishment could utilize simulcasting to distribute inventory and pricing changes to all of its individual locations at the same time. Enhancements under development for OMS/400 will enable data propogation between AS/400s and Windows NT or UNIX platforms.

     ODS/400 provides an automated means of distributing software changes, system configurations and user profiles throughout a network of AS/400s. When users are routed to a secondary system, up-to-date profiles and system configurations are available for immediate sign-on and software is identical to the software on the primary system. ODS/400 also enables programmers to automatically distribute program updates and new releases. By utilizing ODS/400 in conjunction with OMS/400, users can effectively achieve full system redundancy.

     SAM/400 complements OMS/400 and ODS/400 installations by constantly monitoring the primary system. When a system failure is detected, SAM/400 routes users to the back-up or secondary system automatically through the use of communication links and optional electronic switching hardware.

     The following illustration sets forth the relationship between source and target systems utilizing the Company's Vision Suite.

  [Artwork consists of an illustration of the Company's products operating on
                                AS/400 systems.]

     Vision Suite serves as the foundation to the Company's Tiered Network Technology or TNT. TNT utilizes the Company's core replication and data transportation technology to increase computing power by enabling the clustering of AS/400s. TNT enhances scalability on an as needed basis without any application software re-engineering, in order to maximize system capacity, provide greater system resiliency, increase processor efficiency, improve data security and reduce cost of operations. By utilizing TNT, AS/400s can achieve the scalability, reliability and availability of mainframes at a fraction of the cost.

     The benefits of TNT are achieved by separating business processes across tiers of connected AS/400s, each of which is optimized on its own dedicated server or cluster of dedicated computers. Unlike traditional clustering, which generally requires computers to be located at the same site, the Company's TNT architecture allows for geographic dispersion of the various tiers. The components used to build a TNT environment include AS/400s, IBM's OptiConnect communications protocol and the Company's OMS/400 product. As the Company incorporates cross-platform capabilities into its products, organizations may utilize heterogeneous platforms within the tiered environment. The following illustrates a TNT environment:

        [Artwork illustrates a typical TNT network of AS/400 computers.]

  Internet, Data Warehousing and Single System Products

     The Company is currently developing solutions which are expected to be released in 1997 for Internet isolation and data protection, data transportation for data warehousing and single system data protection through its Vision Internet Proxy/400 ("IP/400"), Vision Data Warehousing Interface/400 ("VWI/400") and Vision SOLO/400 software products, respectively. Each of the Company's Internet, data warehouse transportation and single system products utilize the core technology of the Company's Vision Suite products.

     IP/400 replicates data and objects from a primary AS/400 to one or more AS/400 proxy servers. These proxy servers are the sole connection to the Internet and prevent direct Internet access to the primary server by creating "firewall" isolation between the organization's primary server and the proxy servers. The firewall protects the primary server against unauthorized entry or corruption of data and provides a means of restricting access to sensitive or proprietary data by enabling the primary server operator to choose which information will be available on a proxy server. In the event data becomes corrupted on a proxy server, the Company's IP/400 product isolates and "refreshes" the data by restoring and updating it. The corrupted data on the proxy server is not transported back to the primary server and is not accessible by subsequent Internet users that interact with the proxy server. The Company believes that IBM's recent release of an Internet server AS/400 package will increase demand for and awareness of its IP/400 product.

     VWI/400 when used in connection with OMS/400 enables users to transport data in near real-time or at user-defined intervals to a data warehouse. When used in conjunction with third party data warehousing software, VWI/400 provides an efficient method of building a data warehouse by updating all stored information on a transactional basis, eliminating the need for the lengthy and resource-intensive full database refreshes currently utilized.

     SOLO/400 enables single AS/400 users to copy data on a near real-time to a dedicated tape or optical device. In the event of system failure, SOLO/400 copies all transactions to the point of failure, thereby protecting the data and enabling quick data recovery once the AS/400 is back on-line. SOLO/400 offers single AS/400 users the benefits of near real-time data protection previously available only to companies with multiple AS/400s.

  Services

     The Company is dedicated to delivering superior product installation, implementation, training, maintenance and customer support to enable customers to maximize the benefits of the Company's software products. The Company has adopted a complete customer satisfaction program and conducts surveys regularly to monitor customer satisfaction in all areas of service provided by the Company.

     To ensure that a product installation accomplishes a customer's desired goals, the Company conducts site specific pre-installation evaluations, develops implementation plans and assists the customer with actual installations. Customers are also offered a variety of project management and user training services, both on-site and at the Company's training center, to assist in effectively implementing all phases of the Company's business solutions.

     The Company provides customers with product enhancements and 24 by 7 hotline telephone support for its software products through annual technical support agreements. The Company also bundles its Electronic Customer Support software "ECS/400" with each of its software products. ECS/400, which is not separately marketed by the Company, enables customers and business partners to electronically access the Company's systems for enhancements. For the year ended December 31, 1996, approximately 95% of the Company's customers who licensed products in 1996 also subscribed for technical services for terms following the expiration of their initial warranty period.

CUSTOMERS

     The Company markets its software products to organizations utilizing AS/400s. To date, sales have primarily been generated from large organizations in the banking and finance, manufacturing, telecommunications, healthcare, hospitality and gaming, transportation and communications industries. The following is a representative list of the Company's customers:

American Express Europe Ltd.        Buena Vista Home Video               PaineWebber, Inc.
Bally's Las Vegas Casino Resort     Duracell, Inc.                       Pharmavite
Cargill                             EMI Records Group, North America     SKF, Inc.
The Chase Manhattan Bank, N.A.      Enterprise Rent-A-Car                The Royal Bank of Scotland
Circus Circus Enterprises, Inc.     New Mexico Lottery                   Toshiba America
Cirrus Logic                        IBM Corporation                      Toyota Motor Sales, U.S.A.
Citibank Privatkunden GMBH          Kraft Canada, Inc                    United Parcel Service
Countrywide Funding Corp.           Kingston Technology Corporation      The Upjohn Company
Cox Cable Communications, Inc.

     Revenue attributable to IBM in 1996, which in the aggregate accounted for approximately 19.5% of the Company's total revenue, was received from seven divisions of IBM, none of which accounted for more than 5.7% of the Company's total revenue. The majority of the Company's revenue from IBM was attributable to purchases of the Company's products for resale under country specific distribution agreements. No other customer accounted for more than 10% of the Company's total revenue in 1996.

SALES AND MARKETING

     The Company's products and services are marketed and sold in the United States and internationally through the Company's direct sales force and a network of distributors and business partners. The Company's distribution strategy is both to utilize sales staff for direct sales efforts and to build relationships with distributors, strategic partners (such as IBM), independent software vendors ("ISVs") and system integrators. The Company intends to expand both its domestic and international sales staffs in 1997. In 1996, approximately 97% of domestic revenue and 14% of international revenue were made directly by the Company's sales force.

     In addition to the Company's direct sales force, the Company has developed and continues to develop relationships with independent distributors. The Company seeks distributors who have technical proficiency with the AS/400 and who are able to provide support to the Company's customers. As of March 1, 1997, the Company had three distributors in the United States and 14 internationally. Distributors currently cover territories in Australia, Belgium, Canada, Denmark, France, Indonesia, Israel, New Zealand, Norway, Portugal, South Africa, Southeast Asia, Spain, Sweden, Thailand, Turkey and the United Kingdom. During the fiscal years ended December 31, 1994, 1995 and 1996, international sales represented 5.4%, 18.6% and 22.8%, respectively, of the Company's total revenue. The Company anticipates international sales will represent an increasing percentage of total revenue in 1997 as the Company estimates that approximately 60% of all AS/400s are located outside of the United States.

     The Company intends to develop alliances with ISVs, system integrators and manufacturers of hardware and/or software to create additional channels for sales growth. By establishing and maintaining these alliances, the Company will be able to utilize the marketing and sales efforts of others, including IBM. The Company believes that, in order to provide the most comprehensive and competitive data and systems availability solutions, it will be necessary to develop and maintain close associations with producers of complementary products. However, there can be no assurance that the Company will be able to maintain its existing alliances or develop new alliances. The Company's failure to maintain or develop new alliances could adversely affect the compatibility of its products with existing and new platforms and other complementary hardware and software products.

     The Company believes that the widespread dependence upon midrange computer systems along with the lack of awareness of HSA solutions for midrange computer systems create an opportunity for the Company to educate the market on the existence and benefits of the Company's HSA solutions for midrange computer systems. The Company is implementing this strategy by developing public relations activities, increasing advertising through a variety of industry media, participating in industry trade shows and sponsoring seminars for information system managers.

     The Company's primary target market includes transaction intensive industries such as banking and finance, healthcare, hospitality and gaming, telecommunications, manufacturing and retail. These industries are target markets for the Company's products because of the mission critical nature of their computer applications and the high cost of business interruptions and system unavailability. The Company also targets large companies that use mainframe computers and are candidates for "rightsizing" or converting applications to run on more cost effective midrange systems. In addition, the Company believes that the growth of the Internet has created a new market for its IP/400 product, which will enable companies to utilize the Internet while maintaining security and data integrity on their traditional enterprise information systems. The Company's SOLO/400 product is being designed to meet the needs of small- to medium-sized companies by providing the benefits of data protection previously available only to companies with multiple AS/400 computers.

RELATIONSHIPS WITH IBM

     The Company has numerous relationships with IBM for the sale and distribution of its HSA products. Internationally, the Company has entered into IBM Vendor Logo Agreements ("VLAs") enabling IBM to market and sell the Company's Vision Suite products in Belgium, Denmark, Finland, Israel, Luxembourg, Norway and Sweden. The Company also participates in the IBM Cooperative Software Partner program, pursuant to which IBM and IBM Business Partners can market and sell the Company's software products. Further, the Company is a National Solution Provider and earns commission revenue from its provision of services in connection with the sale of AS/400 systems to the Company's customers. The Company has also been designated under the IBM Rochester Client Series program as IBM's exclusive HSA offering for data warehousing.

     The Company participates in several development programs with IBM. The Company is an "All Star" in the Partners In Development ("PID") program of the IBM AS/400 Rochester Lab. The PID program affords the Company access to IBM's AS/400 development team. A representative of the Company also sits on the HSA Board at the Rochester Lab created to provide advice on the future of HSA plans for the AS/400. In addition, the Company is one of a select group of Business Partners who participate on IBM's San Francisco shareable framework Advisory Board.

     The Company has received numerous awards from IBM including Premier Business Partner which is a status granted to only the top 1% of IBM's approximately 8,000 worldwide Business Partners. A Premier Business Partner makes a significant contribution to IBM's revenue and achieves superior customer satisfaction. The Company has also been awarded the IBM Crystal Globe Award in 1994 for the significant competitive sale, the Business Partner of the Year for the Western Region in 1996 and recognized as a top revenue leader in the Western Region in 1995 and 1996. IBM also utilizes the Vision Suite products for its IBM Direct Order processing service.

PRODUCT DEVELOPMENT

     The Company believes that its future success will depend in part on its ability to enhance its existing products and develop new products that keep pace with technological advancements, respond to evolving end-user requirements and achieve market acceptance. Products currently under development include cross-platform data propagation software to accommodate Windows NT and UNIX platforms. Future product plans include fully-functional HSA solutions using the Company's core replication and data transportation technology for heterogeneous computing, including Windows NT and UNIX platforms. The Company anticipates that it will continue to commit significant resources to product development.

     The market for the Company's products are characterized by rapid technological advances, evolving standards and changes in end-user requirements. The introduction of products embodying new technologies and the emergence of new standards could render the Company's existing products and products currently under development obsolete and unmarketable. There can be no assurance that the Company will be successful in developing and marketing product enhancements and new products on a timely basis, if at all. Any failure to successfully develop and market product enhancements and new products would have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

     The information systems industry is highly competitive and rapidly changing. While the Company believes that it currently has only a limited number of primary competitors which offer products that are directly competitive to the Company's HSA products for the AS/400 market, the Company has numerous potential competitors, including IBM, with technical and other resourses capable of developing competitive products. In particular, there can be no assurance that IBM will not incorporate one or more independently developed elements of HSA in its operating system for the AS/400. Further, there can be no assurance that competitors will not develop products that are competitive with the Company's products or that these products will achieve greater market acceptance due to more significant sales, marketing or product development resources. There can also be no assurance that suppliers of operating systems or information systems will not develop products that compete effectively in the Company's targeted markets. The Company's success will depend, in part, upon its ability to increase sales in its targeted markets and continue to develop new products and product enhancements. The principal elements of competition in the Company's market include the effect on system performance, functionality, reliability, ease-of-use, customer support and price. While the Company believes that it competes favorably with respect to the foregoing elements, there can be no assurance that it will continue to do so.

     In HSA markets other than the AS/400 market, the Company faces a variety of potential competitors. Digital Equipment Corporation and IBM, among others, provide software based clustering solutions. Several smaller companies such as VERITAS Software Corporation have introduced backup and high availability solutions. System management vendors such as Computer Associates International, Inc. also provide backup and availability components in their products. While the Windows NT market is still emerging, components such as backup and clustering are provided by companies such as VERITAS Software Corporation, Legato Systems, Inc., Octopus and Tandem Computers Incorporated. In addition, Microsoft Corporation is a potential competitor, especially in clustering, through its Wolfpack initiative. The Company believes that it may also face competition in the AS/400, Windows NT and UNIX markets from mainframe storage and system management vendors such as EMC Corporation, BMC Software, Inc. and Computer Associates International, Inc. Additionally, database vendors such as Oracle Corporation, Sybase, Inc. and Informix Corporation incorporate certain HSA and data transportation components with their products. The Company also believes that the use of cross-platform technologies (i.e., replicating or propagating data between AS/400 and non-AS/400 platforms) will become an important competitive element and that the number of competitors offering cross-platform technologies will grow over the next several years. The Company anticipates that a potential source of such future competition may be from larger software, operating system and relational database software suppliers. Within the AS/400 cross platform data propagation market, the Company believes that its primary competitor is DataMirror Corporation.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its intellectual property. For example, the Company generally enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary information. In addition, the Company licenses its software products pursuant to signed license agreements, which impose certain restrictions on licensees' ability to utilize software. The Company believes that its success depends upon the knowledge and experience of its management and technical personnel and its ability to market its existing products and to develop new products.

     The Company's ability to compete successfully and achieve future revenue growth will depend, in part, upon its ability to protect its proprietary technology and operate without infringing upon the rights of others. There can be no assurance that these measures will successfully protect the Company's intellectual property or that the Company's intellectual property or proprietary technology will not otherwise become known or be independently developed by competitors. In addition, the laws of certain countries in which the Company's products are or may be sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property and proprietary technology could have a material adverse effect on its business, operating results and financial condition.

     As the number of patents, copyrights and other intellectual property rights in the Company's industry increases, and as the coverage of these rights and the functionality of the products in the market further overlap, the Company believes that its products may increasingly become the subject of infringement claims. The Company may in the future be notified that it is infringing upon certain intellectual property rights of others. Although the Company has not received any such notification to date and there are no pending or threatened intellectual property lawsuits against the Company, there can be no assurance that such litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. A third party claiming infringement may also be able to obtain an injunction or other equitable relief, which could effectively block the ability of the Company or its customers to distribute or sell allegedly infringing products. If it appears necessary or desirable, the Company may seek licenses under patents or other rights from third parties covering intellectual property that the Company is allegedly infringing. No assurance can be given, however, that any such licenses could be obtained on terms acceptable to the Company, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, operating results and financial condition.

FACILITIES

     The Company's sales, marketing and administrative offices are located in an office of approximately 12,500 square feet in Irvine, California. The sublease of this space will expire in June 1998. The Company believes it will be able to renew this sublease or obtain additional space. The Company's technical development and research laboratory facility is located in a separate office of approximately 17,000 square feet in Irvine, California, which sublease will expire in December 1997. The Company has entered into a lease with the landlord of the technical development and research laboratory facility which will commence upon the expiration of the existing sublease and which will expire in July 1998.

EMPLOYEES

     As of December 31, 1996, the Company had 77 full-time employees. The Company's employees are not represented by any collective bargaining organization and the Company has never experienced a work stoppage. The Company believes that its relations with its employees are good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the Company's directors and executive officers:

NAME                                 AGE                         POSITION
-----------------------------------  ---    ---------------------------------------------------
Robert J. Zwerling.................  43     President, Chief Executive Officer and Director
Christian F. Turner................  36     Chief Technology Officer and Director
David B. McLelland.................  36     Executive Director of Product Engineering and
                                            Director
David E. Peterson..................  34     Chief Financial Officer, Vice President of Finance
                                            and Director
Irving Meisner.....................  62     Vice President of Sales
Phillip B. Langford................  41     Vice President of Marketing
Howard Buffett(1)..................  42     Director
Jonathan D. Lazarus(1).............  45     Director

---------------
(1) Member of Audit Committee

     Robert J. Zwerling joined the Company in March 1995 as Chief Executive Officer and has served as President and a director of the Company since October 1995 and December 1995, respectively. From May 1992 to August 1994, Mr. Zwerling served as Managing Director of the ISIS Telecom Group of Computer Sciences Corporation (a $3.5 billion NYSE-traded computing service company). The ISIS Telecom Group was sold to Computer Sciences Corporation in May 1992 by EPC International, a software application company founded by Mr. Zwerling in May 1984.

     Christian F. Turner is a founder of the Company and has served as Chief Technology Officer since March 1995, as President of the Company from inception to October 1995 and as a director since incorporation.

     David B. McLelland is a founder of the Company and has served as Executive Director of Product Engineering since inception and a director since incorporation.

     David E. Peterson joined the Company in August 1994 as Chief Financial Officer and Vice President of Finance and has served as a director since December 1993. From January 1992 to August 1994, Mr. Peterson served as the Chief Financial Officer of Combined Management Services, an organization that provided management services to health care providers.

     Irving Meisner joined the Company in April 1994 as Vice President of Sales. From January 1991 to March 1994, Mr. Meisner served as a software product manager and account executive for Application and Business Solutions, a privately-held software company. From 1987 to 1989, Mr. Meisner served as District Director for Wang Laboratories. From 1966 to 1987, Mr. Meisner was with IBM, where he held a number of sales and management positions, the last of which was Marketing Manager.

     Phillip B. Langford joined the Company in February 1996 as Vice President of Marketing. From August 1994 to January 1996, Mr. Langford was the Vice President of Marketing and Advertising for the Orange County Business Journal. In January 1992, Mr. Langford founded and acted as Senior Partner until August 1994 for The Langford Marketing Group, a marketing consulting company. Prior to his employment with The Langford Marketing Group, Mr. Langford served as the Vice President, National Marketing and Advertising, for Century 21 Real Estate International.

     Howard Buffett joined the Company as a director in March 1997. Since June 1996, Mr. Buffett has served as Chairman of the Board of The GSI Group, a manufacturer of agricultural equipment. Since 1989, Mr. Buffett has also served as President of Buffett Farms. From September 1995 to June 1996, Mr. Buffett was Chairman of the Executive Committee and President, International Operations of The GSI Group. From

1989 to 1992, Mr. Buffett served as Corporate Vice President, Assistant to the Chairman and a director of the Archer-Daniels-Midland Co., an agricultural processor and merchandiser. Mr. Buffett is a member of the board of directors of Berkshire Hathaway Inc., a diversified holding company, and Lindsay Manufacturing Inc., a manufacturer of agricultural irrigation equipment. Mr. Buffett also serves as a member of the board of directors of several non-profit organizations.

     Jonathan D. Lazarus joined the Company as a director in March 1997. Mr. Lazarus recently retired after 10 years with Microsoft Corporation, where he served as Director, Systems Strategy, Vice President, Strategic Relations and Vice President, Systems Marketing. Prior to his employment with Microsoft Corporation, Mr. Lazarus led the development of PC Magazine and PC Week as Vice President, Editorial of Ziff Davis Publishing Company. Mr. Lazarus currently serves as a member of the board of directors of several privately held companies.

BOARD COMMITTEE AND DIRECTOR COMPENSATION

     The Audit Committee of the Board of Directors consists of Messrs. Buffett and Lazarus. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's response thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff.

     Non-employee members of the Board of Directors receive an annual retainer fee of $25,000, plus $1,000 for each meeting attended, as well as reimbursement of expenses incurred in connection with attending meetings. Upon joining the Board of Directors, Mr. Buffett and Mr. Lazarus each received a nonqualified stock option for 28,365 shares of Common Stock at an exercise price of $8.00 per share under the Company's 1996 Plan. See "Employee Benefit Plans."

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid by, or accrued for services rendered to, the Company in all capacities during the fiscal year ended December 31, 1996, to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION
                                                                       -----------------------
NAME AND PRINCIPAL POSITION                                             SALARY         BONUS
---------------------------------------------------------------------  --------       --------
Robert J. Zwerling...................................................  $143,048       $255,308
  President and Chief Executive Officer
Christian F. Turner..................................................   135,519         74,998
  Chief Technology Officer
David E. Peterson....................................................    95,616         54,424
  Chief Financial Officer and Vice President of Finance
Irving Meisner.......................................................   435,150         36,182
  Vice President of Sales
David B. McLelland...................................................   109,921         67,032
  Executive Director of Product Engineering

---------------
(1) Includes commissions paid based upon a percentage of certain revenue targets. See "-- Employment Agreements."

     EMPLOYMENT AGREEMENTS

     In March 1995, the Company and Robert J. Zwerling entered into an employment agreement, which was amended as of May 1, 1995 and October 1, 1996, pursuant to which Mr. Zwerling receives an annual base salary of $210,000 and annual bonuses of up to $108,000 based upon revenue and net income targets. If the agreement is terminated by the Company without cause or the employee for good reason, base salary will be paid by the Company through the date of the scheduled expiration of the term of the agreement. Such agreement may continue after the expiration of its four year term subject to the right of either party to terminate the agreement upon 30 days notice.

     Effective October 1, 1996, the Company and Christian F. Turner entered into an employment agreement, pursuant to which Mr. Turner receives an annual base salary of $180,000 and receives annual bonuses of up to $84,000 based upon revenue and net income targets. If the agreement is terminated by the Company without cause or the employee for good reason, base salary will be paid by the Company through the date of the scheduled expiration of the term of the agreement. Such agreement may continue after the expiration of its three year term subject to the right of either party to terminate the agreement upon 30 days notice.

     In March 1995, the Company and David E. Peterson entered into an employment agreement, pursuant to which Mr. Peterson receives an annual base salary of $135,000 and receives an annual bonus of $25,000 and additional annual bonuses of up to $48,000 based upon revenue and net income targets. Such agreement may continue after the expiration of its four year term subject to the right of either party to terminate the agreement upon 30 days notice.

     Effective October 1, 1996, the Company and Irving Meisner entered into an employment agreement pursuant to which Mr. Meisner receives an annual base salary of $90,000, commissions equal to four percent of revenues in excess of 80% of target revenues and annual bonuses of up to $20,000 based upon revenue targets. Such agreement may continue after the expiration of its three year term subject to the right of either party to terminate the agreement upon 30 days notice.

     Effective October 1, 1996, the Company and David B. McLelland entered into an employment agreement, pursuant to which Mr. McLelland receives an annual base salary of $150,000 and receives annual bonuses of up to $48,000 based upon revenue and net income targets. If the agreement is terminated by the Company without cause or the employee for good reason, base salary will be paid by the Company through the date of the scheduled expiration of the term of the agreement. Such agreement may continue after the expiration of its three year term subject to the right of either party to terminate the agreement upon 30 days notice.

EMPLOYEE BENEFIT PLANS

     1996 Stock Incentive Plan. On January 2, 1997 and March 12, 1997, the Company's 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "1996 Plan") was adopted by the Company's Board of Directors and stockholders, respectively, effective as of January 2, 1997. The 1996 Plan covers an aggregate of 861,645 shares of Common Stock. The 1996 Plan provides for the granting of "incentive stock options," within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory options and restricted stock grants to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is administered by the Board of Directors, which has sole discretion and authority, consistent with the provisions of the 1996 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the 1996 Plan. There are 267,840 options outstanding under the 1996 Plan.

     Employee Stock Purchase Plan. On March 12, 1997, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan"), to be effective upon the completion of the Offering, covering an aggregate of 250,000 shares of Common Stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, will be implemented by six-month offerings with purchases occurring at six month intervals commencing on the date of this Prospectus. The Purchase Plan will be administered by the Board of Directors. Employees will be eligible to participate if they are employed by the Company for at least 30 hours per week and if they have been employed by the Company for at least 180 days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the

Common Stock at the beginning of each six-month offering period or on the applicable purchase date. Employees may end their participation in any offering period at any time during such period, and participation ends automatically on termination of employment. The Board may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect options previously granted under the Purchase Plan. There are no rights to purchase outstanding under the Purchase Plan.

     401(k) Plan. The Company has adopted a tax-qualified employee savings and profit sharing plan (the "401(k) Plan"), effective on November 1, 1996, covering the Company's full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to 15% of their base salary, subject to Internal Revenue Service limitations, and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. As of February 28, 1997, the Company has not made any contributions to the 401(k) Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     During the year ended December 31, 1996, the Company's Board of Directors established the levels of compensation for the Company's executive officers. The following executive officers, who are also directors of the Company, participated in the deliberations of the Board regarding executive compensation that occurred during the year ended December 31, 1996: Robert J. Zwerling, President and Chief Executive Officer, Christian F. Turner, Chief Technology Officer, David B. McLelland, Executive Director of Product Engineering, and David E. Peterson, Chief Financial Officer and Vice President of Finance. See "Certain Transactions" for a description of transactions between the Company and certain members of the Board of Directors or their affiliates.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Following this Offering the Company expects to have in place liability insurance coverage for its directors and officers.

     In addition, the Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into separate indemnification agreements with its directors and executive officers. These agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

     In March 1995, the Company issued 1,198,305 shares of restricted common stock to Robert J. Zwerling, the Company's Chief Executive Officer, in exchange for a promissory note in the amount of $261,471.40. The note bearing interest at the rate of 7% per annum, is secured by the restricted common stock and calls for Mr. Zwerling to pay the balance of the note by making three annual payments of principal and interest beginning June 30, 1996.

     The Company entered into a cost sharing agreement with EPC International in December 1995. This agreement allocates the cost of the Company's lease for its principal office between the Company and EPC International, which shares office space with the Company. Mr. Zwerling is the sole owner and Chairman of EPC International. The costs of the lease are allocated between the companies based on the number of employees located at the office.

     The Company has entered into indemnification agreements with its directors and certain officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law. See
"Management -- Limitations on Liability and Indemnification."

     In addition, the Company has entered into employment agreements with certain executive officers of the Company and the Company has entered into certain transactions involving certain directors of the Company. See "Management -- Employment Agreements" and "-- Compensation Committee Interlocks and Insider Participation."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 28, 1997, as adjusted to give effect to the sale by the Company of the shares of Common Stock offered hereby by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock,
(ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.

                                                                                 PERCENTAGE OF SHARES
                                                                                BENEFICIALLY OWNED(2)
                                                       SHARES             ----------------------------------
    NAME AND ADDRESS OF BENEFICIAL OWNERS       BENEFICIALLY OWNED(1)     BEFORE OFFERING     AFTER OFFERING
----------------------------------------------  ---------------------     ---------------     --------------
Christian F. Turner...........................        2,585,400                 39.4%              29.2%
  c/o Vision Solutions, Inc.
  2600 Michelson Drive
  Irvine, California 92612
David B. McLelland............................        2,064,600                 31.5               23.3
  c/o Vision Solutions, Inc.
  2600 Michelson Drive
  Irvine, California 92612
Robert J. Zwerling............................        1,198,305                 18.3               13.5
  c/o Vision Solutions, Inc.
  2600 Michelson Drive
  Irvine, California 92612
Interlink Associates, L.P. ...................          437,100                  6.7                4.9
  201 Nort Service Road
  Melville, NY 11747
Howard Buffett................................               --                    *                  *
Jonathan D. Lazarus...........................               --                    *                  *
Irving Meisner................................            4,650                    *                  *
David E. Peterson.............................          143,685                  2.2                1.6
All Executive Officers and Directors as a
  Group (8 persons)...........................        5,996,640                 91.5%              67.7%

---------------
  * Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of March 12, 1997, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Assumes that the Underwriters' over-allotment option is not exercised. In the event that the Underwriters' over-allotment is exercised in full at an assumed initial public offering price of $11.00 per share, Christian F. Turner will sell 65,456 shares, David B. McLelland will sell 52,272 shares, Interlink Associates, L.P. will sell 181,972 shares, New Millennium Investment Associates will sell 36,395 shares, Great Bay Multi-Manager Fund will sell 4,840 shares and Stephen F. Millard will sell 4,065 shares. Following the Offering, assuming that the over-allotment option is exercised in full at an assumed initial public offering price of $11.00 per share, Christian F. Turner will own 2,519,944 shares (28.5%), David B. McLelland will own 2,012,328 shares (22.7%) and Interlink Associates, L.P. will own 255,128 shares (2.9%). See "Underwriting."

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of the Offering the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, $0.001 par value ("Common Stock"), and 5,000,000 shares of preferred stock, $0.001 par value ("Preferred Stock").

COMMON STOCK

     As of March 12, 1997, there were 6,553,710 shares of Common Stock outstanding held of record by 10 stockholders. There will be 8,853,710 shares of Common Stock outstanding after the sale of the shares of Common Stock offered by the Company hereby.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. The Company's bank credit agreement currently restricts the Company from paying cash dividends without the prior written consent of the bank. In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to the Offering shall be fully paid and nonassessable.

PREFERRED STOCK

     As of March 12, 1997, no shares of Preferred Stock were outstanding. Upon the closing of the Offering, the Board of Directors will have the authority, without further action by the stockholders, to issue the authorized shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of the Company. See "Risk Factors -- Effect of Certain Charter and Bylaw Provisions."

REGISTRATION RIGHTS

     Under the terms of certain Subscription Agreements, each dated as of June 24, 1996, among the Company and certain holders of its securities, after the Offering and upon the expiration of the 180-day lock-up agreement with the Underwriters, the holders of approximately 545,910 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other stockholders (other than the holders of Registrable Securities), the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities therein. Among other conditions and limitations, the underwriters have the right to limit the number of Registrable Securities included in any such registration.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested" stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either
(i) prior to the date at which the person becomes an interested stockholder, the board of directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, an "interested" stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Upon the closing of the Offering, the Company's Certificate of Incorporation will include a provision that allows the Board of Directors to issue Preferred Stock in one or more series with such voting rights and other provisions as the Board of Directors may determine. The Certificate of Incorporation also will eliminate the ability of stockholders to call special meetings, act by written consent and require advance notice to nominate a director or take certain other actions. These provisions may be deemed to have a potential anti-takeover effect and may delay or prevent a change of control of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and adversely affect the Company's ability to raise additional capital in the capital markets at a time and price favorable to the Company.

     Upon completion of the Offering, the Company will have 8,853,710 shares of Common Stock outstanding. Of these shares, the 2,300,000 shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" of the Company as that term is used under the Securities Act. The remaining 6,553,710 shares held by existing stockholders will be "restricted securities" as defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which is summarized below. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     All officers, directors and stockholders and certain option holders have agreed with the Underwriters that they will not sell any Common Stock owned by them for a period of 180 days after the effective date of the Offering without the prior written consent of Allen & Company Incorporated (the "180-day lock-up"), 6,553,710 Common Stock are subject to the 180-day lock-up. Upon the expiration of the 180-day lock-up (or earlier upon the consent of Allen & Company Incorporated), 6,553,710 Restricted Shares will become eligible for sale subject to the volume and other restrictions of Rule 144.

     In general, under Rule 144, as recently amended by the Securities and Exchange Commission, effective April 29, 1997, beginning 90 days after the effective date of the Offering, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 89,000 shares immediately after the Offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company.

     The Company intends to file a registration statement on Form S-8 under the Act to register shares of Common Stock reserved for issuance under its stock option plans, thus permitting the resale of shares issued under the plan by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing which is expected on or shortly after the closing of the Offering. As of the closing of the Offering, options or rights to purchase 267,840 shares of Common Stock will be outstanding under the Company's stock option plans, of which 102,300 shares are subject to lock up agreements described above.

                                  UNDERWRITING

     The Underwriters named below, for whom Allen & Company Incorporated and Cowen & Company are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their respective names below:

                                                                              NUMBER OF
                             NAME OF UNDERWRITER                               SHARES
    ----------------------------------------------------------------------    ---------
    Allen & Company Incorporated..........................................
    Cowen & Company.......................................................

              Total.......................................................

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. If any of the shares of Common stock are purchased by the Underwriters pursuant to the Underwriting Agreement, the Underwriters are obligated to purchase all such shares, other than those covered by the overallotment option described below.

     The Underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus. The
Underwriters may allow a selling concession not in excess of      per share to
certain dealers. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $          per share to other dealers. The public
offering price and concessions may be changed by the Representatives after the initial public offering.

     Certain stockholders of the Company have granted to the Underwriters an option, expiring 30 days after the date of the Underwriting Agreement, to purchase up to an additional 345,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of the shares of Common Stock in the Offering. To the extent that the Underwriters exercise their option, each Underwriter will be committed, subject to certain conditions, to purchase a number of such additional shares proportionate to such Underwriter's initial commitment.

     The Company and its directors, officers and stockholders have agreed to deliver to the Representatives prior to the date of this Prospectus lock-up agreements under which they agree not to, directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities exchangeable or exercisable for or convertible into its Common Stock, whether now owned or hereafter acquired or with respect to which the Company and any such director, officer or stockholder has or hereafter acquires the power of disposition, or participate in any registration statement under the Securities Act with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Allen & Company Incorporated on behalf of the Underwriters. Allen & Company Incorporated may, at its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. See "Shares Eligible for Future Sale."

     At the request of the Company, the Underwriters have reserved, pursuant to a reserved share program, up to 5% of the shares of Common Stock offered hereby for sale at the initial public offering price to certain persons associated with, or designated by, the Company. The number of shares available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares not so purchased will be released for sale by the Underwriters to the general public no later than the closing date of the Offering (which is expected to be four business days after the date of this Prospectus) on the same terms as the other shares offered hereby.

     In the Underwriting Agreement, the Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. The Company has agreed to reimburse the Underwriters, in an amount not to exceed $150,000, for their out of pocket expenses incurred in connection with the Offering.

     The Representatives have informed the Company that they do not intend to confirm sales to accounts over which they exercise discretionary authority.

     Prior to the Offering there has been no public market for the Common Stock. The initial public offering price was determined by negotiation between the Company and the Representatives. Among the factors considered in determining such public offering price were the nature of the Company's business, its history and present state of development, recent financial operating information, prospects and management abilities, the general conditions of the securities markets at the time of the Offering and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Werbel & Carnelutti, a professional corporation, New York, New York.

                                    EXPERTS

     The Financial Statements of the Company as of December 31, 1995 and 1996 and for each of the years in the three year period ended December 31, 1996 and the related financial statement schedule included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. A copy of the Registration Statement may be inspected without charge at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained at the prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. The Registration Statement is also available through the Commission's Website on the World Wide Web at http://www.sec.gov.

     Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference.

                             VISION SOLUTIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Balance Sheets as of December 31, 1995 and 1996.......................................  F-3
Statements of Operations for the Three Years Ended December 31,1996...................  F-4
Statements of Stockholders' Equity for the Three Years Ended December 31, 1996........  F-5
Statements of Cash Flows for the Three Years Ended December 31, 1996..................  F-6
Notes to Financial Statements.........................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Vision Solutions, Inc.:

     We have audited the accompanying balance sheets of Vision Solutions, Inc. (the "Company") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the three years ended December 31, 1996 in conformity with generally accepted accounting principles.

Costa Mesa, California
February 10, 1997 (except for Note 9 for which the date is March 12, 1997 and paragraph 1 of Note 1 and paragraph 5 of Note 7 as to which the date is
March   , 1997)

     The accompanying financial statements include the effects of a stock exchange in connection with the reincorporation in the State of Delaware approved by the Company's Board of Directors on March 12, 1997, anticipated to be effective prior to the closing of this offering. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon consummation of the stock exchange and reincorporation in the State of Delaware which is described in Note 1 of the notes to the financial statements and assuming that from February 10, 1997 to the date of such stock exchange and reincorporation, no other events have occurred that would affect the accompanying financial statements and notes thereto.

Deloitte & Touche LLP

Costa Mesa, California
March 13, 1997

                             VISION SOLUTIONS, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                           1995         1996
                                                                        ----------   ----------
                                            ASSETS

CURRENT ASSETS:
Cash and cash equivalents (Note 1)....................................  $   88,300   $  704,500
Short term investments (Note 1).......................................          --      992,300
Accounts receivable, less allowance for doubtful accounts of $223,800
  and $230,400 in 1995 and 1996, respectively (Note 4)................   1,546,900    3,459,400
Prepaid expenses and other current assets.............................     146,500      376,800
                                                                        ----------   ----------
          Total current assets........................................   1,781,700    5,533,000
Property and equipment, net (Notes 1, 2 and 5)........................     333,700    1,106,100
Capitalized software, net (Note 1)....................................     194,400      729,800
Other assets..........................................................      25,500       74,200
                                                                        ----------   ----------
          Total assets................................................  $2,335,300   $7,443,100
                                                                        ==========   ==========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable......................................................  $  280,900   $1,326,100
Accrued liabilities (Note 6)..........................................     849,000    1,167,300
Deferred revenue (Note 1).............................................     725,100    1,093,000
Current portion of capital lease obligations (Note 5).................      21,300       49,000
Line of credit (Note 4)...............................................     247,100      616,000
Deferred income taxes (Note 8)........................................          --       76,500
                                                                        ----------   ----------
          Total current liabilities...................................   2,123,400    4,327,900
Capital lease obligations, net of current portion (Note 5)............     130,300      154,300
Deferred income taxes (Note 8)........................................          --      235,700

Commitments and contingencies (Notes 5 and 6).........................          --           --

STOCKHOLDERS' EQUITY (Notes 1, 7 and 9):
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none
  issued and outstanding..............................................          --           --
Common stock, $0.001 par value; 30,000,000 shares authorized;
  5,991,990 and 6,553,710 shares issued and outstanding in 1995 and
  1996, respectively..................................................       6,000        6,600
Additional paid-in capital............................................     304,700    2,724,200
Retained earnings.....................................................      71,600      222,800
Notes receivable from sale of common stock............................    (300,700)    (228,400)
                                                                        ----------   ----------
          Total stockholders' equity..................................      81,600    2,725,200
                                                                        ----------   ----------
          Total liabilities and stockholders' equity..................  $2,335,300   $7,443,100
                                                                        ==========   ==========

                See accompanying notes to Financial Statements.

                             VISION SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1994           1995           1996
                                                         ----------     ----------     ----------
Revenue (Note 1):
  License fees.........................................  $  961,500     $3,057,800     $7,842,000
  Service and support revenue..........................     123,000        354,700      1,405,500
  IBM partner revenue..................................          --        272,700        623,600
  Consulting and other revenue.........................     976,500        794,400        309,300
                                                          ---------      ---------      ---------
          Total revenue................................   2,061,000      4,479,600     10,180,400
                                                          ---------      ---------      ---------

Cost of revenue:
  Cost of license fees.................................         600          1,100         65,300
  Cost of service and support..........................     126,500        521,700      1,025,100
  Cost of consulting and other revenue.................     834,000        690,000        285,700
                                                          ---------      ---------      ---------
            Total cost of revenue......................     961,100      1,212,800      1,376,100
                                                          ---------      ---------      ---------
Gross profit...........................................   1,099,900      3,266,800      8,804,300

Operating expenses (Notes 5 and 6):
  Sales and marketing..................................     467,300      1,477,600      4,736,000
  Research and development.............................     109,100        137,100        587,200
  General and administrative...........................     564,900      1,526,900      3,055,100
                                                          ---------      ---------      ---------
          Total operating expenses.....................   1,141,300      3,141,600      8,378,300
                                                          ---------      ---------      ---------
Income (loss) from operations..........................     (41,400)       125,200        426,000
Other income (expense), net............................      (3,400)         6,800         28,800
                                                          ---------      ---------      ---------
Income (loss) before income taxes......................     (44,800)       132,000        454,800
Provision for income taxes (Note 8)....................         800          2,000        313,000
                                                          ---------      ---------      ---------
Net income (loss)......................................  $  (45,600)    $  130,000     $  141,800
                                                          =========      =========      =========

Pro forma (unaudited):
  Historical income before income taxes................                                $  454,800
  Pro forma income taxes...............................                                   212,100
                                                                                        ---------
Pro forma net income...................................                                $  242,700
                                                                                        =========
Pro forma net income per share.........................                                $     0.04
                                                                                        =========
Weighted average common shares.........................                                 6,302,500
                                                                                        =========

                See accompanying notes to Financial Statements.

                             VISION SOLUTIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                                                                                               NOTES
                                                                                             RECEIVABLE
                                                                                                FROM
                                             COMMON STOCK                        RETAINED     SALE OF
                                          ------------------     ADDITIONAL      EARNINGS      COMMON
                                           SHARES     AMOUNT   PAID-IN CAPITAL   (DEFICIT)     STOCK        TOTAL
                                          ---------   ------   ---------------   ---------   ----------   ----------
BALANCE, January 1, 1994................  4,650,000   $4,700     $     5,300     $ (12,800)  $       --   $   (2,800)
Net loss................................         --       --              --       (45,600)          --      (45,600)
                                          ---------   ------      ----------      --------    ---------   ----------
BALANCE, December 31, 1994..............  4,650,000    4,700           5,300       (58,400)          --      (48,400)
Issuance of common stock for notes
  receivable (Note 7)...................  1,341,990    1,300         299,400            --     (300,700)          --
Net income..............................         --       --              --       130,000           --      130,000
                                          ---------   ------      ----------      --------    ---------   ----------
BALANCE, December 31, 1995..............  5,991,990    6,000         304,700        71,600     (300,700)      81,600
Issuance of common stock (Note 7).......    557,070      600       2,445,100                               2,445,700
Shareholder distribution................         --       --              --       (37,000)          --      (37,000)
Reclassification of retained earnings
  (Note 1)..............................         --       --         (46,400)       46,400           --           --
Issuance of common stock for note
  receivable (Note 7)...................      4,650       --          20,800            --      (20,800)          --
Payments on notes receivable from sale
  of common stock (Note 7)..............         --       --              --            --       93,100       93,100
Net income..............................         --       --              --       141,800           --      141,800
                                          ---------   ------      ----------      --------    ---------   ----------
BALANCE, December 31, 1996..............  6,553,710   $6,600     $ 2,724,200     $ 222,800   $ (228,400)  $2,725,200
                                          =========   ======      ==========      ========    =========   ==========

                See accompanying notes to Financial Statements.

                             VISION SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                               DECEMBER 31,
                                                                 -----------------------------------------
                                                                   1994           1995            1996
                                                                 ---------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................................    $ (45,600)    $   130,000     $   141,800
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization..............................        7,800          15,800         254,000
  Provision for losses on accounts receivable................       37,300         186,500           6,600
  Loss on disposal of asset..................................           --          11,900             900
  Deferred taxes.............................................           --              --         312,200
  Changes in operating assets and liabilities:
    Accounts receivable......................................     (116,900)     (1,366,400)     (1,919,100)
    Prepaid expenses and other assets........................      (23,300)       (133,900)       (230,300)
    Other assets.............................................           --         (12,600)        (48,700)
    Accounts payable.........................................      146,600          84,000       1,045,200
    Accrued liabilities......................................      (73,300)        627,800         318,300
    Deferred revenue.........................................       92,200         623,200         367,900
                                                                 ---------     -----------     -----------
         Net cash provided by operating activities...........       24,800         166,300         248,800
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property........................................      (20,800)       (177,300)       (904,900)
Software development costs...................................      (21,700)       (172,700)       (573,600)
Purchase of marketable securities............................           --              --      (1,710,800)
Proceeds from maturity of marketable securities..............           --              --         750,000
Amortization of discount on marketable securities............           --              --         (31,500)
                                                                 ---------     -----------     -----------
         Net cash used in investing activities...............      (42,500)       (350,000)     (2,470,800)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under line of credit..............................           --         694,900       1,664,500
Payments on line of credit...................................           --        (447,800)     (1,295,600)
Payments on capital lease obligations........................           --          (6,800)        (32,500)
Issuance of common stock.....................................           --              --       2,445,700
Reduction of notes receivable from sale of common stock......           --              --          93,100
Shareholder distributions....................................           --              --         (37,000)
                                                                 ---------     -----------     -----------
         Net cash provided by financing activities...........           --         240,300       2,838,200
                                                                 ---------     -----------     -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........      (17,700)         56,600         616,200
CASH AND CASH EQUIVALENTS, beginning of year.................       49,400          31,700          88,300
                                                                 ---------     -----------     -----------
CASH AND CASH EQUIVALENTS, end of year.......................    $  31,700     $    88,300     $   704,500
                                                                 =========     ===========     ===========
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION -- Cash
  paid for:
         Interest paid.......................................    $   3,400     $    40,500     $    56,800
                                                                 =========     ===========     ===========
         Income taxes paid...................................    $     800     $       800     $       800
                                                                 =========     ===========     ===========

NON-CASH TRANSACTIONS:

The Company financed $158,400 and $84,200 of computer equipment and furniture purchases in 1995 and 1996, respectively, through capital leases with lending institutions.

In 1995, the Company issued 1,341,990 shares of common stock to certain officers in exchange for the issuance of $300,700 of notes receivable.

In 1996, the Company issued 4,650 shares of common stock to an employee in exchange for the issuance of $20,800 of notes receivable.

                See accompanying notes to Financial Statements.

                             VISION SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

1.  GENERAL SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND MANAGEMENT'S PLANS

     Nature of Operations -- Vision Solutions, Inc. (the "Company") (formerly Midrange Information Systems, Inc.) was incorporated on December 13, 1993 in the State of California. In connection with its proposed initial public offering, the Company reincorporated in the State of Delaware and, as part of that reincorporation, exchanged each share of outstanding Common Stock for 465 shares of new Common Stock. All share, per share and stock option information included in the accompanying financial statements have been restated to reflect the stock exchange and reincorporation for all periods presented.

     The Company develops, markets, implements and supports software that enables the continuous availability of mission critical applications and data on midrange computer platforms. The Company's comprehensive HSA Solution, Vision Suite, which is currently available for IBM AS/400 computers, utilizes the Company's proprietary replication and data transportation technology to provide all of the required components of an effective HSA solution. Vision Suite enables continuous availability of midrange computer systems and networks and protection of all data 24 hours per day, seven days per week. The Company's Vision Suite also serves as the foundation to the Company's Tiered Network Technology architecture which enables the computers clustering of AS/400s to deliver the scalability, availability and reliability of mainframe computers at a fraction of the cost. The Company has extended the utility of its core data replication and transportation technology to include Internet isolation and data protection, data transportation for data warehouses and single system data protection. In addition, the Company is currently developing its HSA software to accommodate the Windows NT and UNIX platforms.

     The Company's products and services are marketed and sold in the United States through the Company's direct sales force and a network of business partners and distributors, including IBM. The Company's international sales, which comprised 22.8% of total revenue in 1996, are facilitated through a network of business partners and distributors, which also include IBM. Revenue derived from services performed outside the United States were 5.4%, 18.6% and 22.8% of the Company's total revenue in 1994, 1995 and 1996, respectively. Revenue from one customer was 19.0% and 19.5% of total revenue for 1995 and 1996, respectively. No customer accounted for more than 10% of total revenue in 1994. The Company operates in the high-technology sector which is characterized by rapid technological advancement and change. Management does not believe there are any concentrations in any geographical region or industry sector.

     Cash and Cash Equivalents -- Cash and cash equivalents represent highly-liquid assets with original maturities of less than 90 days.

     Investments -- The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company's investments consist of government debt securities with maturities of less than one year. Investments purchased with an original maturity of three months or less are classified as cash equivalents. On December 31, 1996, the Company classified all of its investments as held-to-maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, was included in other income. As of December 31, 1996, unrealized holding gains were immaterial.

     Property and Equipment -- Property and equipment consists primarily of furniture and computer equipment and is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is shorter. Repairs and maintenance costs are expensed as incurred.

                             VISION SOLUTIONS, INC.

     Income Taxes -- Effective June 27, 1996, the Company revoked its election to be taxed as a Subchapter S corporation for federal and state tax purposes. In connection with this election, the Company reclassified its retained deficit at June 27, 1996 of $46,400 to additional paid-in capital. For all periods prior to June 27, 1996, the Company elected to be treated as a Subchapter S corporation for both federal and state taxation purposes. The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred taxes on income result from temporary differences between the reporting of income for financial statements and tax reporting purposes (Note 8).

  Revenue Recognition:

     The Company recognizes revenue in accordance with Statement of Position 91-1, Software Revenue Recognition, as follows:

     - License Fees -- Revenue from software license fees is recognized upon execution of a license agreement and delivery of product provided that all significant contingencies have been removed and collection of the related receivable is deemed probable.

     - Service and Support -- Revenue from post-contract customer support is recognized on the straight-line basis over the period the customer support services are provided, generally twelve months. Consulting and training revenue is recognized as services are performed.

     - IBM Partner Revenue -- The Company recognizes commission revenue when collectibility of the related receivable is deemed probable. Commissions are remitted to the Company based upon IBM-related hardware sales in accordance with the agreement between IBM and the Company.

     - Consulting and Other -- Revenue from consulting and other includes revenue from consulting engagements and from the sale of computer hardware. Consulting revenue is recognized as services are performed and hardware revenue is recognized when the hardware is delivered.

     Capitalized Software -- Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. Upon achieving technological feasibility, such costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Amortization is provided on a straight-line basis over three years which is the estimated useful life of the products. The Company has determined that based on future revenue projections such costs were recoverable at December 31, 1996. Due to rapid technological changes in software development, the estimated useful life of the products or the anticipated future gross revenues, or both, may materially differ from actual results.

     Long-Lived Assets -- The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable.

     Use of Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The recorded amounts of assets and liabilities at December 31, 1995 and 1996 approximate fair value in accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments.

                             VISION SOLUTIONS, INC.

     Concentration of Credit Risk -- The Company sells its products primarily to large commercial companies and collateral is generally not required.

     Reclassifications -- Certain amounts as previously reported have been reclassified to conform to the 1996 presentation.

  Pro Forma Income Statement Information

     Income Taxes -- During fiscal 1996, the Company changed its status from a Subchapter S corporation to a C corporation. The unaudited amounts shown for pro forma income taxes reflects, at the assumed effective tax rate, what such income tax amounts would have been if the Company had been a C corporation for all of fiscal 1996.

     Pro Forma Net Income Per Share -- Pro forma net income per share is computed based upon the weighted average number of shares of Common Stock outstanding and, in accordance with Staff Accounting Bulletin Topic 4D, the dilutive effect of options to purchase shares of Common Stock issued within one year of the initial filing of the Company's S-1 Registration Statement as if they were outstanding for all of fiscal 1996 (Note 9).

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                 1995          1996
                                                               --------     ----------
        Computer equipment...................................  $279,500     $  957,200
        Furniture and fixtures...............................    73,200        314,500
        Leasehold improvements...............................                   66,600
                                                               --------     ----------
                                                                352,700      1,338,300
        Less accumulated depreciation and amortization.......   (19,000)      (232,200)
                                                               --------     ----------
        Property and equipment, net..........................  $333,700     $1,106,100
                                                               ========     ==========

3.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following at December 31:

                                                                 1995          1996
                                                               --------     ----------
        Accrued compensation and related expenses............  $671,700     $1,141,200
        Other liabilities....................................   177,300         26,100
                                                               --------     ----------
                                                               $849,000     $1,167,300
                                                               ========     ==========

4.  LINE OF CREDIT

     In July 1995, the Company entered into a $250,000 line of credit agreement which expired on October 30, 1996; the principal was due on demand. At December 31, 1995, the Company had $49,000 of restricted cash under this line of credit arrangement which is included in cash and cash equivalents.

     In December 1996, the Company entered into a $1,500,000 line of credit agreement, expiring in December 1997. Borrowings are collateralized by substantially all of the assets of the Company. Under the terms of the agreement, the Company may borrow the lesser of $1,500,000 or 80% of eligible accounts receivable as defined in the agreement. Interest is payable monthly at the bank's prime rate plus .75% (9.0% at December 31, 1996). The agreement also contains provisions which allow the Company to borrow up to

                             VISION SOLUTIONS, INC.

$250,000 for irrevocable letters of credit. Any such letters of credit reduce the availability of borrowings under the related agreement. At December 31, 1996, the Company had no letters of credit outstanding.

     The bank agreement requires the Company to maintain certain financial ratios and restricts the payment of dividends on Common Stock without the bank's consent. The Company was in compliance with these financial ratios at December 31, 1996. The agreement also contains provisions which allow the Company to convert up to $500,000 of the outstanding balance to a 36-month term loan subject to certain restrictions. At December 31, 1996, the Company had not utilized the conversion feature.

5.  LEASE COMMITMENTS

     Capital lease obligations are recorded at the present value of future minimum lease payments. Assets financed under capital leases included in property and equipment are as follows at December 31, 1996:

        Furniture and fixtures............................................  $159,000
        Computer equipment................................................    77,000
        Less accumulated depreciation and amortization....................   (41,000)
                                                                            --------
                                                                            $195,000
                                                                            ========

     Depreciation of property financed under capital leases amounted to $39,500 for the year ended December 31, 1996.

     Future minimum lease payments under capital leases and the present value of future minimum lease payments as of December 31, 1996 are as follows:

        1997..............................................................  $ 74,300
        1998..............................................................    74,200
        1999..............................................................    61,000
        2000..............................................................    50,200
                                                                            --------
        Total future minimum lease payments...............................   259,700
        Less amount representing interest.................................   (56,400)
                                                                            --------
        Present value of future minimum lease payments....................   203,300
        Less current portion..............................................   (49,000)
                                                                            --------
                                                                            $154,300
                                                                            ========

     The Company and a related party (Note 6) jointly lease their premises under an operating lease expiring June 30, 1998. The related party occupies approximately 10% of the premises and contributes its proportionate share of the lease expense and other shared expenses totaling approximately $0, $3,700 and $43,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The facility lease provides the Company with the option to renew its lease for an additional five years. The Company subleases its previous facilities to third parties under agreements expiring July 31, 1997, under which the Company will receive $25,200 in 1997. Additionally, the Company leases office space and equipment under operating leases which expire on various dates through the year 2000.

                             VISION SOLUTIONS, INC.

     Future annual minimum lease payments, excluding sublease income, under noncancelable operating lease arrangements at December 31, 1996 are as follows:

        1997..............................................................  $446,600
        1998..............................................................   332,300
        1999..............................................................    24,700
        2000..............................................................    15,500
                                                                            --------
                                                                            $819,100
                                                                            ========

     Rental expense under operating leases was approximately $40,000, $94,000 and $307,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

6.  COMMITMENTS AND CONTINGENCIES

     During 1995 and 1996, five officers entered into employment agreements with the Company which expire in 1999 and provide for certain salaries and bonuses. See Note 7 for purchase of Common Stock by two of these officers.

     The Company entered into a cost sharing agreement with EPC International in December 1995. This agreement allocates the cost of the Company's lease for its principal office between the Company and EPC International, which shares office space with the Company. Mr. Zwerling is the sole owner and Chairman of EPC International. The costs of the lease are allocated between the companies based on the number of employees located at the office.

7.  STOCKHOLDERS' EQUITY

     On March 30, 1995, the Board of Directors authorized the sale of 1,341,990 shares of the Company's common stock to two officers in exchange for notes receivable totaling $300,700, with interest at 7% per annum, to be paid in three annual installments beginning June 30, 1996. In addition, the 1,341,990 shares issued are held as collateral against payment of the notes. In the event of termination of employment of the officers, the Company must repurchase the shares at their fair value at the date of termination. The notes receivable are classified as a reduction to stockholders' equity in the accompanying financial statements.

     On September 3, 1996, the Board of Directors authorized the issuance of 4,650 shares of the Company's Common Stock to an employee ("Employee") for $20,800. The Employee issued a note receivable totaling $20,800 to the Company, with interest at 7% per annum, to be paid in 48 semi-monthly installments beginning February 28, 1997. In addition, the 4,650 shares issued are held as collateral against payment of the note. In the event of termination of employment of the Employee, the Company has the option but not the obligation to purchase all or part of the shares from Employee equal to the fair market value of the shares being repurchased. The note receivable is classified as a reduction to stockholders' equity in the accompanying financial statements.

     The Company's Board of Directors determined the purchase price for both 1995 and 1996 issuances, which in their opinion represented the estimated fair value of the Company's Common Stock, based on the historical results of operations and the underlying value of the Company's net assets. As a result, no compensation expense was charged to operations as a result of the Common Stock agreements.

     In June and July 1996, the Company raised net cash proceeds of $2,445,700 pursuant to the sale of 545,910 shares of its Common Stock, under a private placement agreement. The Company also issued 11,160 shares of Common Stock to the private placement agent, with a fair value of $51,000, that were recorded as additional costs of the offering. All of the shares issued are restricted and have certain registration rights. The holders of such shares were also entitled to receive additional shares of Common Stock in the event

                             VISION SOLUTIONS, INC.

that the Company's total revenue for the year ended December 31, 1996 was less than $10,072,500. If the Company has not registered the shares of Common Stock issued in connection with this placement by May 1, 2000, the holders of the shares shall have the right to "put" such shares to the Company at a price equal to the original purchase price, plus interest at treasury bond (30-year) rates, due June 1, 2000. Provided funds of the Company are legally available, the Company will be obligated to repurchase from the holder such shares at an amount equal to the holders purchase price plus interest, as defined.

     In connection with the Company's reincorporation in the State of Delaware, certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Certificate of Incorporation allows the Company to issue up to 5,000,000 shares of currently undesignated Preferred Stock, to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed on any unissued series of that preferred stock, and to fix the number of shares constituting any such series and the designation of such series, without any vote or future action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the common stock. The Certificate of Incorporation also eliminates the ability of stockholders to call special meetings. The Company's bylaws require advance notice to nominate a director or take certain other actions. Such provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, the Company has not elected to be excluded from the provisions of Section 203 of the Delaware General Corporation Law, which imposes certain limitations on transactions between a corporation and "interested" stockholders, as defined in such provisions.

8.  INCOME TAXES

     Prior to June 27, 1996, the Company elected to be treated as a Subchapter S corporation under the provisions of the Internal Revenue Code and the applicable state revenue code. Accordingly, the provisions for income taxes for the period ended June 27, 1996 and the years ended December 31, 1994 and 1995 are computed by applying the California franchise tax rate for Subchapter S corporations of 1.5%. Effective June 27, 1996, the Company converted to a C corporation and became subject to regular federal and state income taxes on an ongoing basis. As a result, the Company recorded $197,100 of deferred income tax liabilities at June 27, 1996.

     The provision for income taxes consists of the following for the years ended December 31:

                                                       1994         1995         1996
                                                     --------     --------     --------
        Current:
          Federal..................................      $ --       $   --     $     --
          State....................................       800        2,000          800
                                                         ----       ------     --------
                                                          800        2,000     $    800
        Deferred:
          Federal..................................                             277,400
          State....................................                              34,800
                                                         ----       ------     --------
                                                                                312,200
                                                         ----       ------     --------
                                                         $800       $2,000     $313,000
                                                         ====       ======     ========

                             VISION SOLUTIONS, INC.

     The reconciliation of income tax expense computed at federal statutory rates to income tax expense for the year ended December 31, 1996 is as follows:

        Tax at federal statutory rates....................................  $154,600
        State income taxes, net...........................................    23,800
        Recording of deferred income tax liabilities in connection with
          the conversion to C corporation.................................   197,100
        Subchapter S corporation earnings not subject to federal tax......   (87,600)
        Other, net........................................................    25,100
                                                                            --------
                                                                            $313,000
                                                                            ========

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31, 1996 are as follows:

        Deferred tax:
          Cash to accrual adjustment.....................................  $(103,900)
          Other..........................................................     27,300
                                                                           ---------
             Net current deferred income taxes...........................    (76,600)
             Net operating loss..........................................     80,400
             Capitalized software........................................   (316,000)
                                                                           ---------
             Net noncurrent deferred income taxes........................   (235,600)
                                                                           ---------
        Total deferred tax liabilities...................................  $(312,200)
                                                                           =========

9.  SUBSEQUENT EVENTS

     On January 2, 1997 and March 12, 1997, the Company's 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "1996 Plan") was adopted by the Company's Board of Directors and stockholders, respectively, effective as of January 2, 1997. The 1996 Plan covers an aggregate of 861,645 shares of Common Stock. The 1996 Plan provides for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory options and restricted stock grants to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is administered by the Board of Directors, which has sole discretion and authority, consistent with the provisions of the 1996 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the 1996 Plan. As of March 12, 1997, options to purchase 267,840 shares of Common Stock were outstanding under the plan at a weighted average exercise price of $7.84 per share of which none is currently exercisable.

     On March 12, 1997, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan"), to be effective upon the completion of the Offering, covering an aggregate of 250,000 shares of Common Stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, will be implemented by six-month offerings with purchases occurring at six-month intervals commencing on the date of this Prospectus. The Purchase Plan will be administered by the Board of Directors. Employees will be eligible to participate if they are employed by the Company for at least 30 hours per week and if they have been employed by the Company for at least 180 days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed

                             VISION SOLUTIONS, INC.

15% of an employee's compensation. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of each six-month offering period or on the applicable purchase date. Employees may end their participation in any offering period at any time during such period, and participation ends automatically on termination of employment. The Board may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect options previously granted under the Purchase Plan. There are no rights to purchase outstanding under the Purchase Plan.

[TEXT OF INSIDE BACK COVER.]

     THE POWER TO BE PRODUCTIVE. With Vision Solutions, businesses can completely automate back-up tasks without scheduling downtime. And, they can eliminate "Save While Active" system slow-downs, which enables greater system performance and more efficient operations. Because downtime is expensive, Vision Solutions' products not only protect and transport data, they also make it continuously available. Tiered Network Technology distributes information over the network, while assuring system response, resiliency and capacity.

     INNOVATION. Utilizing our core technology of replication and data transportation, Vision Solutions has also devised new products for Internet isolation and data protection, data transportation for data warehouses and single system data protection.

     IBM PREMIER BUSINESS PARTNER. Very few companies receive IBM's coveted title of Premier Business Partner, the highest honor IBM bestows on allied businesses. Out of more than 8,000 IBM Business Partners, only the top 1% in the world receive the designation, and only after an exhaustive evaluation of technological quality and demonstrated levels of superior customer satisfaction. The Premier Business Partner title is the culmination of many accolades bestowed upon Vision Solutions by IBM, including All Star status in the Partners in Development program and the AS/400 Crystal Global Award for Competitive Excellence.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Summary Financial Data................    4
Risk Factors..........................    5
Use of Proceeds.......................   12
Dividend Policy.......................   12
Capitalization........................   13
Dilution..............................   14
Selected Financial Data...............   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   23
Management............................   34
Certain Transactions..................   39
Principal Stockholders................   40
Description of Capital Stock..........   41
Shares Eligible for Future Sale.......   43
Underwriting..........................   44
Legal Matters.........................   45
Experts...............................   45
Available Information.................   45
Index to Financial Statements.........  F-1

                            ------------------------

  UNTIL           , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================
                                2,300,000 SHARES

                                     [LOGO]

                             VISION SOLUTIONS, INC.

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                                ALLEN & COMPANY
                                  INCORPORATED

                                COWEN & COMPANY
                                          , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                                          TO BE PAID BY
                                                                           THE COMPANY
                                                                          -------------
        SEC registration fee............................................     $  9,619
        NASD filing fee.................................................        3,674
        Nasdaq National Market application fee..........................            *
        Printing expenses...............................................            *
        Legal fees and expenses.........................................            *
        Accounting fees and expenses....................................            *
        Blue sky fees and expenses......................................            *
        Transfer agent and registrar fees...............................            *
        Directors and officers insurance premiums.......................            *
        Miscellaneous...................................................            *
                                                                             --------
                  Total.................................................     $850,000
                                                                             ========

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) As permitted by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation of the Company (Exhibit 3.2 hereto) eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

     (b) The Amended and Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Amended and Restated Bylaws (Exhibit 3.4 hereto) provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

     (c) The Amended and Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its directors and officers. The Company has entered into indemnification agreements with certain of its directors and officers (Exhibit 10.6 hereto), which provide for the indemnification of such persons against any an all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act:

          (1) From time to time during the three years preceding the date hereof, the Registrant issued incentive and nonqualified stock options to purchase Common Stock pursuant to the Registrant's 1996 Incentive Stock Plan (the "1996 Plan") to officers, directors and employees of the Registrant. From inception through the fiscal year ended December 31, 1996, no options to purchase Common Stock pursuant to the 1996 Plan were exercised. Exemption from the registration provisions of the Act is claimed, among other exemptions, with respect to the grant of options referred to above, on the basis that the grant of options did not involve a "sale" of securities and, therefore, registration thereof was not required.

          (2) In June, 1996, the Registrant issued 545,910 shares of Common Stock for an aggregate purchase price of $2,500,714 pursuant to a private placement to "accredited investors." The foregoing transaction was completed without registration under the Act in reliance upon Section 4(2) of the Act for transactions not involving a public offering, among others, on the basis that such transaction did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide. Broker commissions in the amount of $50,000 and 11,160 shares of Common Stock of the Company were paid in connection with the foregoing transaction.

          (3) In March 1995, the Company issued 143,685 shares of restricted Common Stock to David E. Peterson, the Company's Chief Financial Officer, in exchange for a promissory note in the amount of $39,220.71. The note, bearing interest at the rate of 7% per annum, is secured by the restricted Common Stock and calls for Mr. Peterson to pay the balance of the note by making three annual payments of principal and interest beginning June 30, 1996. The foregoing transaction was completed without registration under the Act in reliance upon Section 4(2) of the Act for transactions not involving a public offering, among others, on the basis that such transaction did not involve any public offering and the purchaser was sophisticated with access to the kind of information registration would provide.

          (4) In March 1995, the Company issued 1,198,305 shares of restricted Common Stock to Robert J. Zwerling, the Company's Chief Executive Officer, in exchange for a promissory note in the amount of $261,471.40. The note, bearing interest at the rate of 7% per annum, is secured by the restricted Common Stock and calls for Mr. Zwerling to pay the balance of the note by making three annual payments of principal and interest beginning June 30, 1996. The foregoing transaction was completed without registration under the Act in reliance upon Section 4(2) of the Act for transactions not involving a public offering, among others, on the basis that such transaction did not involve any public offering and the purchaser was sophisticated with access to the kind of information registration would provide.

          (5) In October 1996, the Company issued 4,650 shares of restricted Common stock to Irving Meisner, the Company's Vice President of Sales, in exchange for a promissory note in the amount of $20,800. The note, bearing interest at the rate of 7% per annum, is secured by the restricted Common Stock and calls for Mr. Meisner to pay the balance of the note by making 48 semi-monthly payments of principal and interest beginning February 28, 1997. The foregoing transaction was completed without registration under the Act in reliance upon Section 4(2) of the Act for transactions not involving a public offering, among others, on the basis that such transaction did not involve any public offering and the purchaser was sophisticated with access to the kind of information registration would provide.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
  NO.                                             DESCRIPTION
-------        ----------------------------------------------------------------------------------
  1.1      --  Form of Underwriting Agreement.
  3.1      --  Certificate of Incorporation of the Company.
  3.2      --  Form of Amended and Restated Certificate of Incorporation of the Company.*
  3.3      --  Bylaws of the Company.
  3.4      --  Form of Amended and Restated Bylaws of the Company.*
  5.1      --  Opinion of Stradling, Yocca, Carlson & Rauth, a professional corporation.*
 10.1      --  Vision Solutions, Inc. 1996 Stock Incentive Plan (the "1996 Plan").
 10.2      --  Form of Stock Option Agreement for the 1996 Plan.
 10.3      --  Form of Nonqualified Stock Option Agreement for the 1996 Plan.

EXHIBIT
  NO.                                             DESCRIPTION
-------        ----------------------------------------------------------------------------------
 10.4      --  Vision Solutions, Inc. Employee Stock Purchase Plan.
 10.5      --  Loan and Security Agreement and schedule thereto, dated December 10, 1996, between the Company and Silicon Valley Bank.
 10.6      --  Form of Indemnification Agreement.*
 10.7      --  Sublease, dated August 7, 1996, between the Company and Red Robin International,
               Incorporated.
 10.8      --  Agreement of Sublease, dated November 8, 1995, among the Company, EPC
               International and Citicorp North America, Inc.
 10.9      --  Office Space Lease, dated September 23, 1996, between the Company and The Irvine
               Company.
 10.10     --  Subscription Agreements, dated June 24, 1996, between the Company and each of certain stockholders.
 10.11     --  Employment Agreement, dated October 1, 1996, between the Company and Christian F.
               Turner.*
 10.12     --  Employment Agreement, dated October 1, 1996, between the Company and David B.
               McLelland.*
 10.13     --  Employment Agreement, dated March 30, 1995, among the Company and Robert J.
               Zwerling, and Amendment thereto dated October 1, 1996.*
 10.14     --  Employment Agreement, dated March 30, 1995, between the Company and David E.
               Peterson, and Amendment thereto dated October 1, 1996.*
 10.15     --  Employment Agreement dated October 1, 1996, between the Company and Irving
               Meisner.*
 11.1      --  Statement regarding computation of pro forma net income per share.
 23.1      --  Consent of Stradling, Yocca, Carlson & Rauth, a professional corporation (see
               Exhibit 5.1).*
 23.2      --  Consent of Deloitte & Touche LLP.
 24.1      --  Power of Attorney (see page II-5).
 27.1      --  Financial Data Schedule.

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules

                                               NUMBER
        ------------------------------------------------------------------------------------
        Schedule II -- Valuation and Qualifying Accounts

     All other schedules are omitted because they are not required under the related instructions, are inapplicable, or the information is included in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 14th day of March, 1997.

                                          VISION SOLUTIONS, INC.

                                          By:     /s/ ROBERT J. ZWERLING
                                            ------------------------------------
                                                     Robert J. Zwerling
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Vision Solutions, Inc., do hereby constitute and appoint Robert J. Zwerling and David E. Peterson or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                 TITLE                     DATE
------------------------------------------  ---------------------------------  ---------------

          /s/ ROBERT J. ZWERLING            President, Chief Executive         March 14, 1997
------------------------------------------    Officer and Director (Principal
            Robert J. Zwerling                Executive Officer)

          /s/ DAVID E. PETERSON             Vice President of Finance, Chief   March 14, 1997
------------------------------------------    Financial Officer and Director
            David E. Peterson                 (Principal Financial and
                                              Principal Accounting Officer)

         /s/ CHRISTIAN F. TURNER            Chief Technology Officer and       March 14, 1997
------------------------------------------    Director
           Christian F. Turner

          /s/ DAVID B. MCLELLAND            Executive Director of Product      March 14, 1997
------------------------------------------    Engineering and Director
            David B. McLelland

            /s/ HOWARD BUFFETT              Director                           March 14, 1997
------------------------------------------
              Howard Buffett

           /s/ JONATHAN LAZARUS             Director                           March 14, 1997
------------------------------------------
             Jonathan Lazarus

                                                                     Schedule II

                       Valuation and Qualifying Accounts
                                 (in thousands)

                                                           BEGINNING                            ENDING
                                                            BALANCE    ADDITIONS   DEDUCTIONS   BALANCE
                                                           ---------   ---------   ----------   -------
Allowance for doubtful accounts -- December 31, 1994.....    $  --         37          --        $  37
                                                              ====        ===           =         ====
Allowance for doubtful accounts -- December 31, 1995.....    $  37        187          --        $ 224
                                                              ====        ===           =         ====
Allowance for doubtful accounts -- December 31, 1996.....    $ 224          6          --        $ 230
                                                              ====        ===           =         ====

                                 EXHIBIT INDEX

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
  NO.                                       DESCRIPTION                                     PAGE
-------        ---------------------------------------------------------------------    ------------
  1.1     --   Form of Underwriting Agreement.......................................
  3.1     --   Certificate of Incorporation of the Company..........................
  3.2     --   .Form of Amended and Restated Certificate of Incorporation of the
               Company*.............................................................
  3.3     --   Bylaws of the Company................................................
  3.4     --   Form of Amended and Restated Bylaws*.................................
  5.1     --   Opinion of Stradling, Yocca, Carlson & Rauth, a professional corporation*.........................................................
 10.1     --   Vision Solutions, Inc. 1996 Stock Incentive Plan (the "1996 Plan")...
 10.2     --   Form of Stock Option Agreement for the 1996 Plan.....................
 10.3     --   Form of Nonqualified Stock Option Agreement for the 1996 Plan........
 10.4     --   Vision Solutions, Inc. Employee Stock Purchase Plan*.................
 10.5     --   Loan and Security Agreement and schedule thereto, dated December 10,
               1996, between the Company and Silicon Valley Bank....................
 10.6     --   Form of Indemnification Agreement*...................................
 10.7     --   Sublease, dated August 7, 1996, between the Company and Red Robin
               International, Incorporated..........................................
 10.8     --   Agreement of Sublease, dated November 8, 1995, among the Company, EPC
               International and Citicorp North America, Inc. ......................
 10.9     --   Office Space Lease, dated September 23, 1996, between the Company and
               The Irvine Company...................................................
 10.10    --   Subscription Agreements, dated June 24, 1996, between the Company and each of certain stockholders.........................................
 10.11    --   Employment Agreement, dated October 1, 1996, between the Company and
               Christian F. Turner*.................................................
 10.12    --   Employment Agreement, dated October 1, 1996, between the Company and
               David B. McLelland*..................................................
 10.13    --   Employment Agreement, dated March 30, 1995, among the Company and
               Robert J. Zwerling, and Amendment thereto dated October 1, 1996*.....
 10.14    --   Employment Agreement, dated March 30, 1995, between the Company and
               David E. Peterson, and Amendment thereto dated October 1, 1996*......
 10.15    --   Employment Agreement dated October 1, 1996, between the Company and
               Irving Meisner*......................................................
 11.1     --   Statement regarding computation of pro forma net income per share....
 23.1     --   Consent of Stradling, Yocca, Carlson & Rauth, a professional corporation (see Exhibit 5.1)*.......................................
 23.2     --   Consent of Deloitte & Touche LLP.....................................
 24.1     --   Power of Attorney (see page II-5)....................................
 27.1     --   Financial Data Schedule..............................................

---------------

* To be filed by amendment.